UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Lazard Ltd

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2009

Notice of Annual

General Meeting

and Proxy Statement

March 16, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual General Meeting of Shareholders of Lazard Ltd and any adjournment or postponement of the meeting. We will hold the meeting on Tuesday, April 28, 2009, at 8:30 a.m. Eastern Daylight Time (9:30 a.m. Bermuda time), in the Tucker’s Point Hotel, 60 Tucker’s Point Drive, Harrington Sound, Bermuda.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2008 Annual Report.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

Sincerely,

Bruce Wasserstein

Chairman and Chief Executive Officer

Lazard Ltd

Clarendon House

2 Church Street

Hamilton, HM11, Bermuda

Lazard Ltd

Notice of 2009 Annual General Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, April 28, 2009
Time:	8:30 a.m. Eastern Daylight Time (9:30 a.m. Bermuda time)
Place:	Tucker’s Point Hotel
60 Tucker’s Point Drive Harrington Sound, Bermuda

Matters to be voted on:

1.	Elect three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2012;

2.	Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009 and authorization of the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration; and

3.	Any other matters that may properly be brought before the meeting and any adjournment or postponement thereof.

This notice and proxy statement describes the matters being voted on and contains certain other information. In this material, the terms “we”, “our”, “us”, “Lazard” or the “Company” refer to Lazard Ltd and its subsidiaries, including Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), which is the current holding company for our businesses.

Only shareholders of record at the close of business on March 6, 2009, may vote in person or by proxy at the annual general meeting and any adjournment or postponement thereof. You will need proof of ownership of our Class A common stock to enter the meeting. This proxy solicitation material is being mailed to shareholders on or about March 19, 2009, with a copy of Lazard’s 2008 Annual Report, which includes financial statements for the period ended December 31, 2008, and the related independent auditor’s report. Copies of Lazard’s 2008 Annual Report will also be made available at the meeting.

Your vote is important. You may cast your vote by mail, telephone or over the Internet by following the instructions on your proxy card.

By order of the Board of Directors

Scott D. Hoffman

Secretary

March 16, 2009

GENERAL INFORMATION

Who Can Vote

Holders of our Class A and Class B common stock, as recorded in our share register at the close of business on March 6, 2009, the record date, may vote at the meeting and any adjournment or postponement thereof. As of that date, there were 76,539,880 shares of Class A common stock outstanding (not including shares held by a subsidiary) and one share of Class B common stock outstanding.

On each matter to be voted upon, the Class A common stock and Class B common stock will vote together as a single class. As of the record date, each holder of Class A common stock is entitled to one vote per share and LAZ-MD Holdings LLC (“LAZ-MD Holdings”), as the holder of the share of Class B common stock, is entitled to 45,693,784 votes in respect of such share, or 37.4% of the voting power of our Company. With respect to matters raised at the 2009 annual general meeting, the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement may individually direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock. Prior to the meeting, LAZ-MD Holdings will hold a separate, preliminary vote of such members on the matters to be voted on at the meeting. For a more detailed description of the LAZ-MD Holdings stockholders’ agreement, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement—Voting Rights.”

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Most shareholders have a choice of proxy voting by using a toll free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares FOR each of our director nominees, and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2009 Annual General Meeting and with respect to other matters that may be properly brought before the annual general meeting and any adjournment or postponement thereof.

As of the date of this proxy statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a shareholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the persons named in the proxy will vote according to their best judgment.

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Scott D. Hoffman

Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the annual general meeting has broad authority to conduct the annual general meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Only shareholders, their proxy holders and our guests may attend the meeting. Space is limited and admission to the meeting will be on a first-come, first-served basis. Verification of ownership may be requested at the admissions desk. If you are a holder of record and plan to attend the annual general meeting, please indicate this when you vote. When you arrive at the annual general meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 6, 2009, the record date for voting. If you want to vote your Class A common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@lazard.com or call (212)  632-1905.

INFORMATION ABOUT OUR ANNUAL GENERAL MEETING AND SOLICITATION OF PROXIES

Votes Needed

Directors are elected by a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the meeting. Votes withheld from any director nominee will not be counted in such nominee’s favor. All other matters to be acted on at the meeting, including the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009, require the affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote at the meeting to constitute the action of shareholders.

Under Bermuda law, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, and in accordance with our Bye-laws would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. A “broker non-vote” is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the New York Stock Exchange (“NYSE”).

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting of Shareholders to Be Held on April 28, 2009

This proxy statement and the 2008 Annual Report can be viewed on our website at www.lazard.com/investorrelations/sec-filings.aspx. Most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

Board Recommendation

The Board of Directors recommends that you vote FOR each of our director nominees, and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this mailing, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of Class A common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the Securities and Exchange Commission (“SEC”) to allow multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements and other disclosure documents if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

If you wish to receive a separate paper copy of the annual report or proxy statement, you may send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Investor Relations

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the three nominees described below for a term ending at the 2012 annual general meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Each of the nominees is a current director of Lazard. Each nominee has indicated to us that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Nominees for Election as Directors

For a Three-Year Term Expiring in 2012

Steven J. Heyer, age 56, has served as a director of Lazard Ltd and Lazard Group since June 2005. Mr. Heyer is currently the Chairman and Co-Chief Executive Officer of Electric Eye Entertainment Corp. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. He is a member of the Board of Directors of Omnicare, Inc., the National Collegiate Athletic Association and the Special Olympics. Mr. Heyer has ownership positions in a portfolio of private companies and is a member of many of their boards of directors. Mr. Heyer is the chairman of the Compensation Committee and a member of the Nominating & Governance Committee of our Board of Directors.

Sylvia Jay, CBE, age 62, has served as a director of Lazard Ltd and Lazard Group since March 2006. Lady Jay is Vice Chairman of L’Oreal UK, a position she has held since September 2005. From January 2001 to August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director to the Gibraltar Ship Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; the French Tresor and was one of a small international team which set up the European Bank for Reconstruction and Development. Lady Jay is a member of the board of directors of Saint-Gobain and Alcatel-Lucent, and is Chairman of Food from Britain. Lady Jay is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors.

Vernon E. Jordan, Jr., age 73, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jordan has served as a Senior Managing Director of Lazard Frères & Co. LLC since January 2000. Mr. Jordan has been Senior Counsel at Akin Gump Strauss Hauer & Feld LLP since January 2000, where he served as Senior Executive Partner from January 1982 to December 1999. Prior to that, Mr. Jordan served as President and Chief Executive Officer of the National Urban League, Inc. from January 1972 to December 1981. Mr. Jordan currently serves on the boards of directors of Asbury Automotive Group, Inc. and Xerox Corporation;

as a senior advisor to the Board of Directors of American Express Company; as a trustee to Howard University and DePauw University; and on the International Advisory Board of Barrick Gold.

Directors Continuing in Office

(Term Expiring in 2010)

Ellis Jones, age 55, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jones has served as Chief Executive Officer of Wasserstein & Co., LP since January 2001. Prior to becoming Chief Executive Officer of Wasserstein & Co., LP, Mr. Jones was a Managing Director of the investment banking firm Wasserstein Perella Group Inc. from February 1995 to January 2001. Prior to joining Wasserstein Perella Inc., Mr. Jones was a Managing Director at Salomon Brothers Inc. in its Corporate Finance Department from March 1989 to February 1995. Prior to joining Salomon Brothers Group Inc., Mr. Jones worked in the Investment Banking Department at The First Boston Corporation from September 1979 to March 1989. Mr. Jones is a member of the Board of Directors of Harry & David Holdings, Inc.

Dominique Ferrero, age 62, has served as a director of Lazard Ltd and Lazard Group since March 2008. Mr. Ferrero has served as Chief Executive Officer and a member of the Executive Board of Natixis since November 2006 and as the Chairman of the Executive Board of IXIS Corporate and Investment Bank from December 2006 to December 2007. Prior to joining Natixis, he was a Senior Advisor-Vice Chairman of Merrill Lynch Europe from 2004 to 2006 and Chief Executive Officer of Credit Lyonnais from 1999 to 2003. He is a currently a member of the Board of Directors of VINCI, a French public limited company.

Hal S. Scott, age 65, has served as a director of Lazard Ltd and Lazard Group since March 2006. Professor Scott is the Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School, where he has taught since 1975. Before joining Harvard he served as a Law Clerk for the Hon. Justice Byron R. White, U.S. Supreme Court, from 1973 to 1974, and as an Assistant Professor of Law, University of California at Berkeley from 1974 to 1975. Professor Scott has published numerous books and articles on finance, international trade and securities laws. He is the President of the Committee on Capital Markets Regulation, Inc., past President of the International Academy of Consumer and Commercial Law and past Governor of the American Stock Exchange (2002-2005). Professor Scott is the chairman of the Nominating & Governance Committee and a member of the Audit Committee of our Board of Directors.

Directors Continuing in Office

(Term Expiring in 2011)

Bruce Wasserstein, age 61, has served as Chairman and Chief Executive Officer of Lazard Ltd and Lazard Group since May 2005. Mr. Wasserstein has served as a director of Lazard Group since January 2002 and as a director of Lazard Ltd since April 2005. Mr. Wasserstein served as the Head of Lazard and Chairman of the Executive Committee of Lazard Group from January 2002 until May 2005. Prior to joining Lazard, Mr. Wasserstein was Executive Chairman at Dresdner Kleinwort Wasserstein from January 2001 to November 2001. Prior to joining Dresdner Kleinwort Wasserstein, he served as Chief Executive officer of Wasserstein Perella Group Inc. (an investment banking firm he co-founded) from February 1988 to January 2001, when Wasserstein Perella Group Inc. was sold to Dresdner Bank. Prior to founding Wasserstein Perella Group, Mr. Wasserstein was the Co-Head of Investment Banking at The First Boston Corporation. Prior to joining First Boston, Mr. Wasserstein was an attorney at Cravath, Swaine & Moore. Mr. Wasserstein also currently serves as Chairman of Wasserstein & Co., LP, a private merchant bank, and is a member of the Board of Directors of Harry & David Holdings, Inc.

Ronald J. Doerfler, age 67, has served as a director of Lazard Ltd and Lazard Group since June 2006. Mr. Doerfler has been Senior Vice President and Chief Financial Officer of The Hearst Corporation since February 1998, and was elected a member of Hearst’s Board of Directors in August 2002. In December 2008, Mr. Doerfler was elected a trustee of the Hearst Family Trust, the sole shareholder of The Hearst Corporation. Hearst is one of the nation’s largest diversified communications companies, with interests in magazine and newspaper publishing, television and radio stations, newspaper comics and features syndication, cable TV networks, television production and syndication, and new media activities. Mr. Doerfler arrived at Hearst from ABC, Inc., where he was Senior Vice President and Chief Financial Officer. He joined Capital Cities Communications in 1969, was appointed Treasurer in 1977 and Senior Vice President and Chief Financial Officer in 1980. He played a major role in Capital Cities’ acquisition of ABC in 1986, and with the combined group’s 1996 merger with The Walt Disney Company. Mr. Doerfler is the chairman of the Audit Committee of our Board of Directors.

Philip A. Laskawy, age 67, has served as a director of Lazard Ltd and Lazard Group since July 2008. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young from 1994 until his retirement in 2001, after 40 years of service with the professional services firm. Mr. Laskawy served as Chairman of the International Accounting Standards Board from 2006 to 2007, and as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy has served as Chairman of Fannie Mae since September 2008 and is also a member of the Board of Directors of General Motors Corp., Capgemini, Loews Corp. and Henry Schein, Inc. Mr. Laskawy is a member of the Audit Committee of our Board of Directors.

Michael J. Turner, CBE, age 60, has served as a director of Lazard Ltd and Lazard Group since March 2006. In November 2008 Mr. Turner was appointed the non-executive Chairman of Babcock International Group PLC. Mr. Turner was the Chief Executive Officer of BAE Systems plc from March 2002 until August 2008. Mr. Turner joined BAE Systems in 1966 and held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner is Chairman of the Defence Industries Council and Joint Chairman of the National Defence Industries Council in the UK, as well as a non-executive Director of Art Properties UK Ltd. Mr. Turner is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established three standing committees: the Audit Committee, the Nominating & Governance Committee and the Compensation Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at http://www.lazard.com/InvestorRelations/Corporate_Governance.aspx. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

There were nine meetings of the Board of Directors in 2008. The non-executive directors of the Board met in executive session five times in 2008. Each meeting of non-executive directors is presided over by one of the committee chairpersons.

Agreements with Natixis and the Wasserstein Family Trusts

As of February 28, 2009, Natixis (the successor to IXIS Corporate & Investment Bank) held 6,999,800 shares of Class A common stock, of which 2,000,000 shares of our Class A common stock were acquired in our recapitalization transactions in May 2005 and 4,999,800 shares were acquired in May 2008 upon the settlement of the purchase contracts related to $150 million of Lazard’s equity security units (which equity security units were also acquired in our recapitalization transactions in May 2005). In connection with this investment by Natixis in May 2005, we agreed that we will nominate one person designated by Natixis to our Board of Directors until such time as (1) the shares of our common stock then owned by Natixis, plus (2) the shares of our common stock issuable under the terms of any exchangeable securities issued by us then owned by Natixis, constitute less than 50% of the sum of (a) the shares of our common stock initially purchased by Natixis, plus (b) the shares of our common stock issuable under the terms of any exchangeable securities issued by us initially purchased by Natixis. Dominique Ferrero is currently the Natixis nominee to our Board of Directors.

The Wasserstein family trusts hold 329,500 shares of our Class A common stock and 7,978,859 LAZ-MD Holdings exchangeable interests that may be exchanged on a one-for-one basis into our Class A common stock. At the time of our initial public offering (“IPO”), we agreed that we would nominate one person designated by the Wasserstein family trusts to our Board of Directors until such time as (1) the shares of our common stock then owned directly or indirectly by the family trusts or any beneficiaries of the Wasserstein family trusts (in the aggregate), plus (2) the shares of our common stock issuable under the terms of any exchangeable interests issued by us then owned directly or indirectly by the Wasserstein family trusts or any beneficiaries of the Wasserstein family trusts (in the aggregate), constitute less than 50% of the shares of our common stock issuable under the terms of any exchangeable securities initially issued by us in connection with the separation and recapitalization transactions on May 10, 2005 and held by the Wasserstein family trusts (in the aggregate) as of the date of our IPO. Ellis Jones is currently the nominee of the Wasserstein family trusts to our Board of Directors.

Audit Committee

Ronald J. Doerfler (Chair), Philip A. Laskawy and Hal S. Scott

This committee met six times in 2008. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of the financial statements;

•	the qualifications, independence and performance of our independent auditors;

•	the performance of our internal audit function; and

•	compliance by us with certain legal and regulatory requirements.

A detailed list of the committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Audit_Committee_Charter.aspx.

The Audit Committee also selects and oversees Lazard’s independent auditors, and pre-approves all services to be performed by the independent auditors pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE. All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Messrs. Ronald J. Doerfler and Philip A. Laskawy have the requisite qualifications to satisfy the SEC definition of “audit committee financial expert” and that Mr. Laskawy’s simultaneous service on the audit committees of three public companies, in addition to our Audit Committee, does not impair his ability to effectively serve on our Audit Committee.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

This committee met ten times in 2008. The Compensation Committee assists the Board of Directors by overseeing our compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our chief executive officer;

•	review and approve the recommendations of the chief executive officer with respect to compensation of our other executive officers;

•	receive reports on our compensation programs as they affect all managing directors and employees; and

•	administer the 2005 Equity Incentive Plan, the 2005 Bonus Plan and the 2008 Incentive Compensation Plan.

A detailed list of the committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Comp_Comm_Charter.aspx. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2005 Equity Incentive Plan and the 2008 Incentive Compensation Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees (other than the named executive officers in the Summary Compensation Table). The Committee granted to our chief executive officer (or his designee) authority to determine the amount, terms and conditions of all awards made from the these pools and required that the Committee be updated on all such awards at its next scheduled meeting.

The Compensation Committee directly engaged Steven Hall & Partners, LLC, an independent compensation consulting firm, to assist it with benchmarking and compensation analyses, as well as to provide consulting on executive and non-executive compensation practices and determinations, including information on equity-based award design. The chairman of the Nominating & Governance Committee, at the invitation of the Compensation Committee, participates in year-end discussions concerning the compensation of our chief executive officer. From time to time, Bruce Wasserstein, our chief executive officer, will attend meetings of the Committee and express his views on the Company’s overall compensation philosophy. Following year-end, Mr. Wasserstein makes recommendations to the Committee as to the total compensation package (salary, bonus and equity based awards) to be paid to each of the other named executive officers in the Summary Compensation Table. Steven Golub, our vice chairman, serves as management’s main liaison with the Committee and assists the Committee Chairman in setting the annual agenda and gathering the requested supporting material for each Committee meeting. Scott Hoffman, our general counsel, serves as secretary to the Committee.

Nominating & Governance Committee

Hal S. Scott (Chair), Steven J. Heyer, Sylvia Jay and Michael J. Turner

This committee met five times in 2008. The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for the next annual general meeting of shareholders;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines;

•	leading the Board in an annual review of its own performance; and

•	recommending to the Board director nominees for each committee.

A detailed list of the committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Nom_Gov_Comm_Charter.aspx.

The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of outside directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

Attendance

The average attendance by directors at meetings of the Board and its Committees was approximately 90% in 2008. The Board met nine times in 2008 and all current directors attended at least 75% of the meetings of the Board and Committees on which they served, except Mr. Ferrero. We expect all directors to attend our annual general meetings of shareholders. In 2008 seven of our nine directors then in office attended the Annual General Meeting of Shareholders.

Codes of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our chief executive officer, chief financial officer and principal accounting officer. Each of these codes are available on our website at http://www.lazard.com/Investorrelations/CodeandEthics.aspx. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Communications with the Board

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10020

The Lazard Ltd Board of Directors

c/o the General Counsel

These procedures are also posted on our website at http://www.lazard.com/Investorrelations/Comm_NonMgmt_Dir.aspx

Policy on Director Nomination Process

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated, and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. A majority of our directors satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate. Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2010 Annual General Meeting of Shareholders may do so by submitting in writing such candidate’s name, in compliance with the procedures, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, 62nd Floor, New York, New York 10020 between December 29, 2009 and January 28, 2010.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this proxy statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director,” and consequently Mr. Wasserstein and Mr. Jordan are not independent directors of Lazard. In addition, Mr. Jones, the Chief Executive Officer of Wasserstein & Co., LP, a private equity investment firm that is majority owned by the Wasserstein family trusts and Mr. Wasserstein, also has been determined by the Board not to be independent at this time.

The Board has determined that Messrs. Doerfler, Heyer, Laskawy, Scott, Turner and Lady Jay do not have a material relationship with Lazard under the Board’s standards for independence and accordingly each is independent under the NYSE corporate governance listing standards. In making its independence determinations the Board considered the engagement of Lazard in 2008 by L’Oreal USA, Inc., a sister company of L’Oreal UK. Lady Jay is Vice Chairman of L’Oreal UK. Lazard provided M&A advisory services to L’Oreal USA in the ordinary course of business and the engagement was deemed per se immaterial pursuant to Lazard’s Standards of Director Independence, as set forth on Annex A to this proxy statement.

The Board also determined that Mr. Ferrero was independent, after giving careful consideration to the relationship between Lazard and Natixis, of which Mr. Ferrero is the Chief Executive Officer. Natixis is the successor entity in a merger with IXIS Corporate & Investment Bank, which participated as an investor in our recapitalization transactions in May 2005, purchasing $150 million of our equity security units and 2,000,000 shares of Class A common stock at the IPO price of $25 per share. In May 2008, Natixis acquired 4,999,800 additional shares of Lazard’s Class A common stock upon the settlement of the purchase contracts comprising a portion of our equity security units. In connection with the original investment by Natixis in May 2005, Lazard agreed to nominate one person designated by Natixis to our Board of Directors, currently Mr. Ferrero. At the time of our equity public offering, Lazard also had in place a cooperation arrangement with Natixis in France. This cooperation arrangement was originally set to expire during the third quarter of 2008; however, the arrangement continues to be applied in accordance with its general terms pending the outcome of the continuing discussions regarding its formal extension. The cooperation arrangement provides that Lazard Group and Natixis will (1) place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Natixis,” and cooperate in their respective origination, syndication and placement activities, (2) form an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France, and (3) create an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to Natixis for services relating to corporate banking, lending, securitizations and derivatives within France and from Natixis to Lazard Group for mergers and acquisitions advisory services within France. In 2008, the cooperation arrangement generated approximately $24.7 million of gross revenue for Natixis and $16.2 million of gross revenue for Lazard. We also received advisory fees in 2008 of $600,000 with respect to one transaction involving Natixis. In 2007, we received advisory fees of $5.4 million with respect to several transactions involving Natixis and its affiliates. In 2006 we received advisory fees of $18.2 million, including $17.7 million with respect to a major internal reorganization of the controlling shareholders of Natixis at that time. The Board determined, in its business judgment, that these relationships were not material, noting that (a) 2008 gross revenue generated pursuant to the cooperation arrangement and other transactions referenced above were less than 1.0% of Lazard’s gross revenue for 2008 and less than 1.0% of the annual gross revenue of Natixis for 2008 and (b) at December 31, 2008, as a result of the remarketing of the senior notes that comprised a portion of our equity security units, Lazard no longer had any consolidated indebtedness owed to Natixis. See “Agreement with Natixis and the Wasserstein Family Trusts” and “Certain Relationships with Our Directors, Executive Officers and Employees.”

Director Compensation for 2008

Directors who are officers of Lazard do not receive any fees for their service as directors. On February 26, 2008, based on the recommendation of the Nominating & Governance Committee, our directors’ compensation program was amended to provide that each of our non-executive directors would receive an annual cash retainer of $96,750 and an annual award of deferred stock units (“DSUs”) with a grant date value of $118,250. The chair of the Audit Committee is paid an additional annual retainer of $30,000 and the chairs of each of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $20,000, in each case 45% of which is paid in cash and 55% in DSUs. The other members of the Audit Committee are paid an additional annual retainer of $20,000 and the other members of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $15,000, in each case 45% of which is paid in cash and 55% in DSUs. Cash compensation is paid out on a quarterly basis and the DSU awards described above are granted on an annual basis on June 1st of each year, except for initial pro-rated grants made to new directors upon their joining the Board. The number of DSUs granted is based on the closing price of our Class A common stock on the NYSE on the date of grant.

Non-executive directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors Fee Deferral Unit Plan. DSUs awarded under this plan are granted on the same quarterly payment date as cash compensation would have been received and the number of DSUs is calculated based on the closing price of our Class A common stock on the NYSE on the date of grant.

All DSUs awarded under these arrangements (1) were issued under either the 2005 Equity Incentive Plan or the 2008 Incentive Compensation Plan, and (2) are converted to Class A common stock on a one-for-one basis and distributed to the director after he or she resigns or otherwise ceases to be a member of our Board.

Directors	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Ronald J. Doerfler	$102,125	$134,801	$2,046	$238,972
Dominique Ferrero (3)(4)	$0	$211,609	$1,021	$212,630
Steven J. Heyer (3)	$0	$258,995	$4,598	$263,593
Sylvia Jay	$102,125	$134,801	$2,175	$239,101
Ellis Jones (3)	$0	$206,930	$3,484	$210,414
Philip A. Laskawy (4)	$31,725	$108,787	$557	$141,069
Hal S. Scott	$106,625	$140,285	$2,302	$249,212
Michael J. Turner	$102,125	$134,801	$2,175	$239,101

(1)	The value of the DSUs reported in the table above is based on the amount that is recognized in our financial statements under FAS No. 123R for the 2008 fiscal year. See Note 16 of Notes to the Consolidated Financial Statements contained in Lazard’s 2008 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the DSUs. The number and grant date fair value of DSUs granted on June 1, 2008 under FAS No. 123R (based on the closing price of our Class A common stock on the NYSE at the time of the grant) were as follows: Mr. Doerfler, 3,539, valued at $134,801; Mr. Ferrero, 3,105, valued at $118,269; Mr. Heyer, 3,900, valued at $148,551; Lady Jay, 3,539, valued at $134,801; Mr. Jones, 3,105, valued at $118,269; Mr. Laskawy, 2,783, valued at $108,787 (granted on July 29, 2008, when he joined the Board); Mr. Scott, 3,683, valued at $140,285; and Mr. Turner, 3,539, valued at $134,801. The total number of DSUs held by each of our non-executive directors at December 31, 2008 was as follows: Mr. Doerfler, 6,885; Mr. Ferrero, 5,914; Mr. Heyer, 15,611; Lady Jay, 7,208; Mr. Jones, 12,052; Mr. Laskawy, 2,783; Mr. Scott, 7,595; and Mr. Turner, 7,208.

(2)	Represents cash dividends paid on the DSUs to each of the directors listed in the table.

(3)	Messrs. Ferrero, Heyer and Jones elected to defer their quarterly cash compensation into additional DSUs, pursuant to the terms of the Directors Fee Deferral Unit Plan, which was approved by our Board of Directors on May 9, 2006. As a result Messrs. Ferrero, Heyer and Jones received 1,989, 3,125, and 2,581 additional DSUs in lieu of cash, respectively, in 2008.

(4)	Mr. Ferrero joined the Board on March 10, 2008 and Mr. Laskawy joined the Board on July 29, 2008.

Mr. Vernon E. Jordan, Jr. is a member of our Board of Directors and is a senior managing director of Lazard. Mr. Jordan is not an executive officer of Lazard, as that term is defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and was therefore not included in the Summary Compensation Table. Mr. Jordan does not receive any fees for his service as a director of Lazard. Mr. Jordan’s total compensation as a senior managing director for 2008, as viewed by senior management and the Compensation Committee, was as follows: base salary, $500,000; annual cash bonus, $500,000; RSU award, $825,000; and deferred cash award, $925,000; for total compensation of $2,750,000. This differs from the presentation in the table below by including the full grant date value of the RSUs and Deferred Cash award made on February 10, 2009, which related to 2008 performance but are not reflected in the table because they were granted after the end of our 2008 fiscal year and does not include the portion of previous years’ RSU grants that were amortized in 2008 or the compensation related to Mr. Jordan’s use of a corporate apartment in New York as described in footnote 3 below.

The following table sets forth Mr. Jordan’s compensation as a senior managing director for 2008 as required under SEC rules for director compensation disclosure in proxy statements.

Salary	Annual Cash Bonus (1)	Restricted Stock Unit Awards (2)	All Other Compensation (3)	Total
$500,000	$500,000	$608,177	$507,006	$2,115,183

(1)	Mr. Jordan also received a deferred cash award on February 10, 2009, of $925,000, which related to 2008 performance. The deferred cash award vests in four installments as follows: $300,000 on November 30, 2009, $208,333 on each of November 30, 2010, February 28, 2012 and February 28, 2013. See the narrative discussion under the heading “Compensation Discussion and Analysis—Design of Our Compensation Programs—Incentive Compensation” for a description the terms and conditions of the February 2009 deferred cash awards.

(2)	The value of the RSUs is based on the amount that is recognized in our consolidated financial statements under FAS No. 123R for the 2008 fiscal year. See the narrative discussion under the heading “Grants of Plan Based Awards” for a description of the terms and conditions of the January 2008 restricted stock unit (“RSU”) grants. On February 10, 2009, Mr. Jordan received an RSU award with a grant date value of $825,000, which related to 2008 performance. See the narrative discussion under the heading “Compensation Discussion and Analysis — Design of Our Compensation Programs — Incentive Compensation” for a description of the terms and conditions of the February 2009 RSU grants.

(3)	Pursuant to a letter agreement entered into with Mr. Jordan in 1999 and subsequently amended on January 1, 2004, Mr. Jordan is entitled to benefits on the same basis as other managing directors and to use, on a priority basis, a corporate apartment in New York. The incremental cost to Lazard of providing Mr. Jordan with use of this apartment was $288,000 in 2008. Mr. Jordan also received a tax gross-up payment of $217,356 as reimbursement for taxes paid on the imputed income from the use of the apartment. In connection with our recapitalization in May 2005, Mr. Jordan entered into a retention agreement in the form applicable to our named executive officers generally. See “Retention Agreements with Named Executive Officers.” Mr. Jordan is also the beneficiary of a Company provided life insurance and excess liability insurance policy.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 6, 2009, the only persons known by us to be beneficial owners of more than 5% of our Class A and Class B Common Stock were as follows (except for the persons whose beneficial share ownership is noted in the subsequent table):

Name and Address of Beneficial Owner	Number of Shares of Class B Common Stock Beneficially Owned		Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (a)
LAZ-MD Holdings 30 Rockefeller Plaza New York, New York 10020	1	(b)	0	(c)	—	37.4	%(d)

Natixis 30 Avenue Pierre Mendes-France Paris, France 75013	—		6,999,800		9.1%	5.7%

T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland 21202			8,312,467		10.9%	6.8%

(a)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate.

(b)	Represents 100% of the Class B common stock.

(c)	The Lazard Group common membership interests issued to LAZ-MD Holdings are exchangeable for shares of our Class A common stock on a one-for-one basis. As each of these Lazard Group common membership interests is associated with an outstanding exchangeable interest issued by LAZ-MD Holdings to its members, LAZ-MD Holdings disclaims beneficial ownership of the shares of Class A common stock into which the Lazard Group common membership interests are exchangeable.

(d)	LAZ-MD Holdings holds the single outstanding share of Class B common stock, which as of March 6, 2009, represents approximately 37.4% of the voting stock of all shares of our voting stock. This single share generally will entitle our managing directors holding LAZ-MD Holdings exchangeable interests who are party to the LAZ-MD Holdings stockholders’ agreement to one vote per share of each LAZ-MD Holdings exchangeable interest held by them on a pass through basis.

BENEFICIAL OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The following table shows the number of shares of Class A common stock that each director, each executive officer named in the summary compensation table and all directors and executive officers as a group have reported as owning beneficially or otherwise having a pecuniary interest in, as of March 6, 2009. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020.

Name of Beneficial Owner	Shares of Class A Common Stock	Percentage of Class A Common Stock	Shares of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests) (a) (b)	Percentage of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests)	Percentage of Voting Power (c)
Bruce Wasserstein (d)	1,878,595	2.5%	11,836,791	9.7%	9.7%
Ronald J. Doerfler	—	*	6,885	*	*
Dominique Ferrero (e)	6,999,800	9.1%	7,006,539	5.7%	5.7%
Steven J. Heyer	—	*	16,570	*	*
Sylvia Jay	—	*	7,208	*	*
Ellis Jones (d)	329,500	*	8,321,236	6.8%	6.8%
Vernon E. Jordan, Jr.	6,400	*	250,687	*	*
Philip A. Laskawy	3,000		5,783	*	*
Hal S. Scott	—	*	7,595	*	*
Michael J. Turner	—	*	7,208	*	*
Michael J. Castellano	—	*	304,513	*	*
Steven J. Golub	—	*	1,150,384	*	*
Alexander F. Stern	—	*	169,174	*	*
Charles G. Ward, III	—	*	1,015,045	*	*
All directors and executive officers as a group (fifteen persons)			22,169,442	18.1%	18.1%

*	Less than 1% beneficially owned.

(a)	For each of our executive officers and Mr. Jordan, their share ownership in this column includes shares of our Class A common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by such person and, in the case of Mr. Wasserstein, the Wasserstein family trusts. Voting of the LAZ-MD Holdings exchangeable interests is subject to voting provisions in the LAZ-MD Holdings stockholders’ agreement and is included in the 37.4% voting interest of LAZ-MD Holdings. See “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.” The interests are included on an as exchanged basis. In the case of Mr. Wasserstein, 33% of his interests are currently exchangeable, and absent an acceleration event, his remaining interests will become exchangeable, pro-rata on May 10, 2009 and May 10, 2010. In the case of our other executive officers and Mr. Jordan, 50% of their remaining interests will become exchangeable on May 10, 2009 and 50% on May 10, 2010. The share ownership in this column does not include any RSUs issued to the named executive officers and Mr. Jordan. As of March 6, 2009, each of our named executive officers and Mr. Jordan held unvested RSUs as follows: Mr. Wasserstein, 4,376,831; Mr. Castellano, 62,066; Mr. Golub, 628,792; Mr. Stern, 131,390; Mr. Ward, 185,326; and Mr. Jordan, 82,639.

(b)

This column also includes shares of Class A common stock that are subject to issuance in the future with respect to the DSUs issued to our non-executive directors under Lazard’s directors’ compensation program in the following aggregate amounts: Mr. Doerfler, 6,885 shares; Mr. Ferrero, 6,739 shares; Mr. Heyer,

16,570 shares; Lady Jay, 7,208 shares; Mr. Jones, 12,877 shares; Mr. Laskawy 2,783 shares; Prof. Scott, 7,595 shares; and Mr. Turner, 7,208 shares. These DSUs convert to Class A common stock on a one-for-one basis after a director resigns or otherwise ceases to be a member of the Board. See “Director Compensation for 2008.”

(c)	The percentage of voting power includes the aggregate voting power of both the Class A common stock and Class B common stock.

(d)	Each of Mr. Wasserstein’s and Mr. Jones’ share ownership includes (i) 329,500 shares of our common stock and (ii) 7,978,859 shares of our common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests, in each case held by a Wasserstein family trust for the benefit of Mr. Wasserstein’s family and over which Mr. Wasserstein does not have control. The voting power over these shares and the exchangeable interests held by this Wasserstein family trust is vested in Mr. Jones, who is a member of our Board, and in members of Mr. Wasserstein’s family, as trustees. Neither Mr. Wasserstein nor Mr. Jones has any beneficial or other ownership interest in these shares. The total holdings of Mr. Wasserstein and the Wasserstein family trust, including shares underlying Mr. Wasserstein’s unvested RSUs and assuming full exchange of all LAZ-MD exchangeable interests, in Lazard Class A common stock, in the aggregate, is 16,213,622 shares. From time to time, Mr. Wasserstein enters into general lines of credit. Amongst the other assets that he has pledged under these lines of credit are the shares of our Class A common stock that he owns.

(e)	Includes 6,999,800 shares of our Class A common stock that are held by Natixis. Mr. Ferrero is the Chief Executive Officer and a member of the Executive Board of Natixis.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Our Compensation Programs

General. Our compensation programs are designed to attract, retain and motivate executives and professionals of the highest level of quality and effectiveness. These compensation programs focus on rewarding the types of performance that increase shareholder value, including growing revenue, retaining clients, developing new client relationships, improving operational efficiency and managing risks. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis. The programs will provide compensation opportunities, contingent upon performance, that are competitive with practices of other similar financial services organizations. We target annual operating revenue, earnings and total shareholder return* as our key performance metrics. We have a compensation policy that targets our ongoing employee compensation and benefits expense in our traditional businesses, excluding special items, to not exceed 57.5% of operating revenue. Although in prior years we have been able to achieve this target, this policy may change in the future, including to adapt to changes in the economic environment, or a change that may be necessitated by lower operating revenues or to fund a major expansion. In allocating compensation to our executive officers, managing directors and other senior professionals, the primary emphasis, in addition to our performance, is on each individual’s contribution to the Company, business unit performance and compensation recommendations of the individuals to whom participants report. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year and performs an annual reassessment of the programs in January of each year in connection with year-end compensation decisions. The Committee directly engaged Steven Hall & Partners, LLC, an independent compensation consulting firm, to assist it with benchmarking and compensation analyses.

Competitive Compensation Considerations. Because the competition to attract and retain high performing executives and professionals in the financial services industry is intense, the amount of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our named executive officers, the Compensation Committee used as a benchmark an independently prepared survey regarding compensation levels in 2007 and, to the extent available, 2008, for comparable positions at Black

*	Total shareholder return reflects the share price performance of Lazard’s Class A common stock, assuming the full reinvestment of any dividends, over the time period selected.

Rock, Inc., Goldman Sachs Group, Inc., Greenhill & Co., Inc., Jefferies Group, Inc., Legg Mason, Inc., Merrill Lynch & Co., Inc. and Morgan Stanley. While some of the companies listed above are larger than Lazard, we chose this comparator group because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals. In 2008, a number of our primary competitors suffered significant financial losses and sought government assistance through the Troubled Asset Relief Program (“TARP”). As a result, many of their senior executives did not receive a year-end bonus. In contrast, the Compensation Committee noted that Lazard’s business model has survived intact and that Lazard has performed reasonably well relative to the industry in general and therefore the comparator data was not as meaningful in 2008.

Design of Our Compensation Programs

Compensation for each of our executive officers, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories—base salary and incentive compensation. From time to time the Compensation Committee may grant a special retention award for key employees. See “—Compensation for Each of Our Named Executive Officers in 2008—Mr. Wasserstein” for a discussion of the special retention award granted to Mr. Wasserstein in January 2008 in connection with our entry into a new five-year employment agreement with him. Our annual incentive compensation awards since our IPO in 2005 have had two components: a cash bonus and an equity based award. In 2008, due to the affects of the unprecedented disruption and volatility in the financial markets and the consequent general slowing of economic growth both in the U.S. and globally on our results of operations and the price of our common stock, senior management recommended to the Compensation Committee that the total mix of incentive compensation be altered to add a deferred cash component. The deferred cash awards reduced the overall amount of the equity awards being granted at a time when senior management viewed the market price of our common stock as being undervalued, even though our financial position remains strong with approximately $1 billion in cash and marketable equity securities at the end of 2008. Decisions with regard to incentive compensation are generally made in January of each year and are based on Company and individual performance in the prior fiscal year. The Compensation Committee determines and approves the total compensation package (salary and incentive compensation award) to be paid to our chief executive officer, Mr. Wasserstein. Mr. Wasserstein, in turn, makes recommendations to the Compensation Committee as to the total compensation package to be paid to the other executive officers, which are then subject to the review and approval of the Compensation Committee. Before any year-end compensation decisions are made, the Compensation Committee reviews a comprehensive tally sheet of all elements of each executive officer’s compensation. The tally sheets include information on cash and non-cash compensation (including current and prior base salaries, annual bonuses, RSUs and deferred cash awards), the value of benefits and other perquisites paid to our executive officers, the value of unrealized gains/losses on prior equity-based awards and the LAZ-MD Holdings exchangeable interests held by each of our executive officers, as well as potential amounts to be delivered under all post-employment scenarios. The tally sheets are used to ensure that each member of the Compensation Committee has a complete picture of the compensation and benefits paid to, and equity holdings of, each of our executive officers and is just one of the tools used by the Compensation Committee in evaluating the total mix of information considered in making year-end compensation decisions.

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our executive officers, managing directors and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for performance, both of the firm and the individual. Base salaries for our executive officers and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. Each of our named executive officers is currently a party to a retention or employment agreement with Lazard that provides for a minimum annual base salary during the term of those agreements. See “Retention Agreements with Named Executive Officers.”

Incentive Compensation. Incentive compensation is a key component of our executive compensation strategy. Incentive compensation payouts can be highly variable from year to year and are generally based on our operating revenue, earnings and total shareholder return in the immediately preceding fiscal year, as well as each individual’s contribution to revenue and to the Company’s development, including business unit performance. In addition, careful attention is paid to competitive compensation practices in the financial services industry.

In January of each year a determination is made as to the total amount of incentive compensation to be awarded to our managing directors, including our named executive officers, based on Company and individual performance in the prior fiscal year. This year, given the economic downturn faced by all companies in the financial services industry, including Lazard, and management’s view that the trading price of our common stock in the fourth quarter of 2008 and January of 2009 was undervalued, senior management recommended that the Compensation Committee add a deferred cash award to the mix of incentive compensation. This recommendation was based on the view that the deferred cash awards are less dilutive to shareholders. A deferred cash award also provides the recipient with greater certainty as to the ultimate value of his or her award upon vesting. In determining the allocation of incentive compensation to be paid to our managing directors, including our named executive officers (other than Mr. Wasserstein), the Committee generally applied a formula based on total compensation as follows: 15% to 30% cash (including base salary); 40% to 55% as a deferred cash award; and 30% as an equity based award. The current cash portion of total compensation varied principally due to an individual’s base salary earned in 2008. In light of Mr. Wasserstein’s unique role within our organization, which resulted in our entry into a five-year retention agreement with him in January 2008, the process for determining Mr. Wasserstein’s incentive compensation for 2008 is different in several respects from the process that applies to our other managing directors (including our other named executive officers). For a discussion of how the Compensation Committee determined Mr. Wasserstein’s incentive compensation for 2008, see the discussion under the caption “—Compensation for Each of Our Named Executive Officers in 2008—Mr. Wasserstein.”

For 2008, equity-based compensation was awarded in the form of RSUs granted under either the 2005 Equity Incentive Plan or the 2008 Incentive Compensation Plan. An RSU is a contractual right to receive a share of our Class A common stock upon vesting of the RSU. The RSUs granted to our named executive officers in 2009 (which relate to 2008 performance) generally vest approximately four years after the date of grant, subject to the executive’s continued service with the Company. See “Grant of Plan Based Awards” below for a discussion of the terms of the RSUs. The purpose of the RSU awards is to maximize shareholder value by aligning the long-term interests of our senior executives with those of our shareholders. Each individual who receives an RSU becomes, economically, a long-term shareholder of Lazard, with the same interests as our other shareholders. This economic interest results because the amount a recipient ultimately realizes from an RSU depends on the value of our Class A common stock when actual shares are delivered upon vesting. The number of RSUs that an individual is granted is generally determined based on our stock price on the date of grant. RSUs also serve as an important retention mechanism for Lazard by putting a significant portion of each recipient’s compensation at risk of forfeiture if he or she leaves the firm prior to the vesting date. In addition, our named executive officers each own considerable interests in Lazard through their holdings of LAZ-MD Holdings exchangeable interests and previous grants of RSUs. For additional information about the holdings of RSUs, LAZ-MD exchangeable interests and shares of our Class A common stock by each of our named executive officers, see “Beneficial Ownership of Directors, Director Nominees and Executive Officers” and “Outstanding Equity Awards at 2008 Fiscal Year-End”. As a result, we believe our executive officers have a demonstrable and significant interest in increasing shareholder value over the long term.

RSU awards are typically made at the end of January promptly following our year-end earnings release. This year, RSUs were granted to each of our named executive officers (other than Mr. Wasserstein) on February 10, 2009, approximately one week after our public announcement of year-end earnings. The number of RSUs granted in 2009 (which relate to 2008 performance) was determined by dividing the dollar amount allocated to be granted as an equity based award by the closing price of our Class A common stock on the NYSE on February 9, 2009 ($31.17), which was the day before the grant date. The RSUs granted on February 10, 2009, will generally vest on March 1, 2013.

As noted above, for the first time the Compensation Committee decided to use deferred cash awards in 2009 as a means of providing long-term incentive compensation to our managing directors, including each of our named executive officers (other than Mr. Wasserstein). The deferred cash awards provide a contractual right to receive a fixed amount in cash within 30 days following the date the award vests, subject to the executive’s continued service with the Company. The vesting dates vary based upon the terms of each managing director’s award and may occur on November 30, 2009, November 30, 2010, February 28, 2012, and February 28, 2013. The deferred cash awards were granted to our named executive officers on February 10, 2009 (with the amount determined based on 2008 performance), and will generally vest in three equal installments on November 30, 2010, February 28, 2012, and February 28, 2013. Under the terms of the deferred cash awards, each recipient is entitled to accrue interest beginning on February 10, 2009, at a rate of 5% per annum on all installments vesting after the 2009 fiscal year. Interest on each installment will be paid annually following the end of the year or following the date the installment vests, whichever occurs first. These awards, like the RSU awards, also serve as an important retention mechanism for Lazard by putting a significant portion of each recipient’s compensation at risk of forfeiture if he or she leaves the firm prior to the vesting date.

In exchange for their deferred cash awards and RSU awards, our named executive officers agreed to restrictions on their ability to compete with Lazard or to solicit our clients and employees, which serves to protect the Company’s intellectual and human capital. Year-end incentive compensation awards are based on Company and individual performance during the prior fiscal year, and an executive officer’s total equity interest in Lazard is not factored into the Compensation Committee’s decision-making process concerning future equity based awards.

Impact of 2008 Performance on Compensation

In setting compensation levels for our employees, we primarily consider annual operating revenue and earnings. Our ratio of compensation and benefits expense to annual operating revenue is somewhat higher than that of most of the companies in our comparator group for three reasons. First, many of the companies in our comparator group are engaged in businesses, such as capital markets businesses, which have a large number of employees serving in administrative and support roles that generally pay their employees lower levels of compensation relative to our business. Second, part of our business strategy is to recruit and retain proven senior professionals who have strong client relationships and industry expertise. These individuals, because of the value they bring to the Company, command higher compensation. Third, many of the companies in our comparator group generate significant amounts of revenue in their capital markets business through the utilization of capital held on their balance sheet, which tends to increase the relative size of their annual operating revenues. These three factors cause our ratio of compensation and benefits expense to annual operating revenue to be higher than our competitors. For 2008, the Compensation Committee determined that, in light of our annual operating revenue of $1.68 billion, the target level of total compensation and benefits expense to operating revenue could be set at 55.6%, while still meeting our compensation and retention objectives. The Compensation Committee concluded that this ratio of total compensation and benefits expense to annual operating revenue was appropriate for us in light of its discussions with our executive officers, current economic conditions in the marketplace, information provided by Steven Hall & Partners, LLC, and our financial performance in 2008. Excluding a one time pre-tax compensation charge related to the LAM merger in the third quarter of 2008, this represents a 17.1% decrease in total compensation and benefits expense to $930.7 million for 2008 compared with $1,123.1 million for 2007. This decrease approximated our 16.9% decrease in annual operating revenue for 2008.

Compensation For Each of Our Named Executive Officers in 2008

2008 Base Salaries. In connection with our IPO in May 2005, we entered into new retention agreements with Messrs. Wasserstein, Castellano, Golub and Ward. These retention agreements had a term of three years, expiring in May 2008. In connection with the upcoming expiration of the agreement with Mr. Wasserstein, the Company entered into an amended and restated retention agreement with him on January 29, 2008. In addition, on May 7, 2008, the Company entered into an amended and restated retention agreement with Mr. Golub and amendments to the retention agreements with Messrs. Ward and Castellano. One element of the amendments for Messrs. Wasserstein, Golub and Ward was a reduction in their annual base salaries to $900,000, from $4.8 million, $1.5 million, and $1.5 million, respectively. These amounts were negotiated and were meant to ensure that Lazard would have the services of each of these executive officers during the term of their respective agreements. See “Retention Agreements with Named Executive Officers.”

The base salaries paid in 2008 to each of Messrs. Wasserstein, Golub and Ward reflect a blended rate based on the timing of the execution of their new agreements. Mr. Wasserstein received one month of salary at the previous rate, and Messrs. Golub and Ward received four months of salary at the previous rate. In each case, the reduction in base salary occurred at the earliest time permitted under their prior agreements. In fiscal year 2008, Mr. Wasserstein received an annual base salary of $1,225,000; Mr. Castellano, $500,000; Mr. Golub, $1,112,115; and Mr. Ward, $1,112,115. Mr. Stern was named the Company’s chief operating officer in November 2008 and received a base salary of $750,000 for 2008, which was determined based on his experience, level of responsibility and the salaries for comparable positions at our core competitors.

2008 Incentive Compensation.

Mr. Wasserstein. In determining the amount of incentive compensation to be paid to our chief executive officer, Mr. Wasserstein, the Compensation Committee considered Mr. Wasserstein’s individual performance and the Company’s overall performance in 2008, against the goals and objectives previously established for him by the Compensation Committee. These goals and objectives (which did not include numerical targets) consisted principally of:

Company Performance:

•	a review of operating revenue;

•	net income; and

•	total shareholder return.

Individual Performance:

•

evaluating his leadership and effectiveness in continuing to develop and communicate the strategic vision necessary to position Lazard for future growth and profitability across Lazard’s businesses and regions;

•	motivating key employees and attracting and retaining new talent in financial advisory and asset management businesses;

•	focusing Lazard Asset Management on improved investment performance;

•	facilitating global integration by improved collaboration across units/offices worldwide;

•	setting financial targets and presenting a plan to achieve goals to the Board; and

•	keeping the Board informed and up-to-date regarding ongoing strategic, financial and operating issues and initiatives within Lazard.

In a year when there has been a severe market downturn and the entire financial services industry has been battered with unprecedented losses, the Compensation Committee made the following observations as they reflected on Mr. Wasserstein’s performance in an extraordinary market environment:

•

Lazard’s business and its business model have survived intact while a number of its larger competitors have filed for bankruptcy, agreed to be acquired by larger commercial banks, and/or have taken government assistance from the “Troubled Asset Relief Program”;

•	Lazard successfully retained key managing directors and other personnel that are critical to a business model based on intellectual capital and advice;

•	Lazard recruited a number of highly regarded managing directors from across varying industry segments;

•

Lazard’s restructuring practice has begun to thrive during a time of declining M&A activity, consistent with the firm’s counter-cyclical view of this business and financial advisory personnel have been efficiently shifted to meet firm needs;

•	Lazard’s accomplishments resulted in its being named 2008 Bank of the Year by Investment Dealers Digest (“IDD”) and worked on three deals that were included among IDD’s “Deals of the Year”; and

•	Under Mr. Wasserstein’s leadership, Lazard has articulated a clear mission, vision, and strategy during unprecedented economic turmoil in the financial services industry.

In evaluating the Company’s and Mr. Wasserstein’s performance, the Compensation Committee noted the following as set forth in our Current Report on Form 8-K filed on February 4, 2009:

•	operating revenue for the full year 2008 decreased 17% to $1.68 billion compared to $2.01 billion for 2007;

•

annual net income on a fully exchanged basis, excluding the after-tax charge relating to the LAM merger in the third quarter of 2008, decreased 39% to $196.4 million for 2008 from $322.7 million for 2007;

•

financial advisory operating revenue decreased 17% to $1.02 billion for the full year of 2008, compared to $1.24 billion for 2007, including a 16% decrease in M&A operating revenue to $814.7 million compared to $969.4 million in 2007; and

•	asset management operating revenue decreased 12% during the full year of 2008 to $628.7 million, compared to $717.3 million in 2007.

In determining Mr. Wasserstein’s 2008 incentive compensation, the Compensation Committee also considered the special retention award of 2,700,000 RSUs (the “Special Retention Award”) granted to Mr. Wasserstein on January 29, 2008 in connection with his execution of a new five-year employment agreement. As described in our proxy statement for our 2008 Annual General Meeting of Shareholders, the new agreement was the result of robust negotiations between the non-executive members of our Board and Mr. Wasserstein. Recognizing that Mr. Wasserstein’s prior three-year commitment to Lazard would expire in May 2008 (the third anniversary of our IPO), the Board ultimately determined that the amount of the grant was appropriate in light of Mr. Wasserstein’s unique importance to Lazard, the anticipated difficulty of replacing Mr. Wasserstein should he decide to leave, the Board’s desire to ensure his continued commitment to Lazard for a period of five years, and a review of the compensation of the chief executive officers of our comparator group, based on input from Steven Hall & Partners LLC. For additional details about the new employment agreement with Mr. Wasserstein, see the caption entitled “New Employment Agreement with Mr. Wasserstein” in our proxy statement for our 2008 Annual General Meeting of Shareholders, filed on March 24, 2008.

The Special Retention Award had a grant date value of $96,282,000 based solely on the per share closing price of Lazard’s Class A common stock on the NYSE of $35.66 on January 29, 2008 and is not scheduled to vest until December 31, 2012. It was the express intention of the Compensation Committee that this Special Retention Award constitute a significant part of Mr. Wasserstein’s compensation for each of the years in the five-year period ending December 31, 2012. Based on this view of the Special Retention Award, 20% of the grant date value, or approximately $19.3 million, based on the price of our Class A common stock on January 29, 2008, was attributable to Mr. Wasserstein’s 2008 service to the Company. The Compensation Committee reviewed Lazard’s past compensation practices and the competitive compensation practices at the other firms included in our comparator group, as well as Lazard’s financial results. Given the general economic downturn faced by all companies in the financial services industry, including Lazard, and the relative amounts being paid to the other executive officers and managing directors, Mr. Wasserstein requested that he not receive any additional incentive compensation for 2008. Based on its review and considering Mr. Wasserstein’s views, the Compensation Committee decided to agree with Mr. Wasserstein’s request. Therefore, Mr. Wasserstein’s total compensation for 2008 equaled $20.5 million, which comprised his base salary of $1,225,000 paid in 2008 and the $19.3 million pro-rata portion of the Special Retention Award attributable to Mr. Wasserstein’s 2008 service, which represents a 50% decrease in his total compensation from 2007. The Compensation Committee believes that the Special Retention Award (which, by its terms, generally will vest on December 31, 2012), together with Mr. Wasserstein’s other equity interests in Lazard, will keep him focused on Lazard’s long-term performance.

The following table shows the base salary and incentive compensation awarded to Mr. Wasserstein for his performance in 2008 (including the pro-rata portion of the five year Special Retention Award granted on January 29, 2008, which is not scheduled to vest until December 31, 2012) in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table by adding a new column under “Incentive Compensation” to include the pro-rata portion of the Special Retention Award that is attributable to 2008 service, and by reflecting that Mr. Wasserstein was not awarded an annual RSU grant, annual cash bonus or deferred cash award on February 10, 2009, when our other named executive officers received their awards. In addition, the “Change in Pension Value” column and the “All Other Compensation” column are omitted, as they were not material elements of Mr. Wasserstein’s compensation.

	Year	Salary	Incentive Compensation				Total Compensation
			Annual Cash Bonus	Deferred Cash Award	Annual Restricted Stock Unit Awards	Pro-Rata Portion of Special Retention Award
Bruce Wasserstein	2008	$1,225,000	$0	$0	$0	$19,256,400	$20,481,400

Other Named Executive Officers. Annual incentive compensation for each of our other named executive officers was established based on the recommendation of Mr. Wasserstein and approval by the Compensation Committee. The retention agreements with Messrs. Castellano, Golub and Ward generally provide that each is entitled to an annual bonus to be determined under the applicable annual bonus plan of the Company on the same basis as annual bonuses are determined for other executive officers of Lazard and paid in the same ratio of cash to equity awards as is applicable to other executives. Mr. Wasserstein reviewed with the Compensation Committee the performance of each of the named executive officers individually and their overall contribution to the Company in 2008, which was not based on any numerical targets.

In determining annual incentive compensation for Mr. Golub, as vice chairman of Lazard and chairman of the financial advisory group, Mr. Stern, as chief operating officer of Lazard, and Mr. Ward, as president of Lazard and chairman of the asset management group, Mr. Wasserstein considered the role that each individual plays in the Lazard organization, maintaining a balance between their leadership and administrative responsibilities within the firm, while continuing to cultivate important client relationships. In addition to the administrative role that each plays as an officer of Lazard, each of these executives also plays a significant role in the revenue generation side of our business. The client relationships cultivated by each of these executives lead to specific engagements that have contributed to the Company’s overall revenues in 2008. In making a recommendation on incentive compensation for each of Messrs. Golub, Stern, and Ward, Mr. Wasserstein reviewed total revenue generated from each of their particular client relationships, each executive’s positioning on an internal pay equity scale vis-à-vis other managing directors within Lazard, and the competitive compensation practices at the other firms included in our comparator group. The tracking of revenue back to particular client relationships was an important factor considered in differentiating incentive compensation among Lazard’s managing director group. Another factor that Mr. Wasserstein considered was the difficulty and expense of replacing each of these executives should they decide to leave. Based on Mr. Wasserstein’s recommendation, the Compensation Committee approved the following incentive compensation for each of

Messrs. Golub, Stern, and Ward for their performance in 2008: Mr. Golub received a cash bonus of $487,885, a deferred cash award of $4.56 million and an RSU award valued at $2.64 million; Mr. Stern received a deferred cash award of $1.175 million and an RSU award valued at $825,000; and Mr. Ward received a deferred cash award of $1.575 million and an RSU award valued at $1,162,885. The RSUs awarded to Messrs. Golub, Stern, and Ward constituted approximately 30% of their total compensation for 2008 (salary, cash bonus (solely in the case of Mr. Golub), deferred cash award and equity award) and the deferred cash awards ranged between 41% and 52% of their total compensation.

In determining incentive compensation for Mr. Castellano, Mr. Wasserstein noted that he provides significant leadership to Lazard in his role as chief financial officer. Mr. Castellano has overall responsibility for corporate finance and accounting at Lazard on a worldwide basis. Mr. Wasserstein noted that Mr. Castellano has been tasked with primary responsibility for establishing Lazard internal financial controls and reporting structure, as well as oversight of the firm’s investor relations department. In making a recommendation on incentive compensation for Mr. Castellano, Mr. Wasserstein noted his contribution to the overall strength of the firm and his increasing responsibilities as head of the firm’s corporate finance strategy. Based on Mr. Wasserstein’s recommendation, the Compensation Committee approved a deferred cash award of $1.005 million for Mr. Castellano and an RSU award valued at $645,000 for his performance in 2008. The RSUs awarded to Mr. Castellano constituted approximately 30% of his total compensation for 2008 (salary, deferred cash award and equity award).

The following table shows the base salary and incentive compensation awarded to Messrs. Castellano, Golub, Stern and Ward for their performance in 2008 (including the deferred cash award) in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table primarily by adding a new column under “Incentive Compensation” to include the deferred cash award, and by including the full grant date value of the RSUs awarded on February 10, 2009, which relate to 2008 performance but are not reflected in the Summary Compensation Table because they were granted after the end of our 2008 fiscal year. In addition, the “Change in Pension Value” column and the “All Other Compensation” column are omitted as they were not material elements of the named executive officers’ compensation.

	Year	Salary	Incentive Compensation			Total Compensation
			Annual Cash Bonus	Deferred Cash Award	Restricted Stock Unit Awards
Michael J. Castellano	2008	$500,000	$0	$1,005,000	$645,000	$2,150,000
Steven J. Golub	2008	$1,112,115	$487,885	$4,560,000	$2,640,000	$8,800,000
Alexander F. Stern	2008	$750,000	$0	$1,175,000	$825,000	$2,750,000
Charles G. Ward, III	2008	$1,112,115	$0	$1,575,000	$1,162,885	$3,850,000

Pursuant to the applicable disclosure rules, the value of the RSUs reported in the Summary Compensation Table for each of our named executive officers, including Mr. Wasserstein, is based on the dollar amount of compensation expense that is recognized in our consolidated financial statements for fiscal year 2008 based on FAS No. 123R. Consequently, the Summary Compensation Table does not reflect the amortization relating to the RSU awards that were granted in February, 2009, but, in the case of Mr. Wasserstein, it does reflect a portion of the Special Retention Award.

Sapphire Industrials. In October 2007, Lazard Funding Limited LLC (“Lazard Funding”), a wholly-owned subsidiary of Lazard Group, formed a special purpose acquisition company, Sapphire Industrials Corp. (“Sapphire”), for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more operating businesses. Mr. Ward is a member of Sapphire’s board of directors. In connection with the formation of Sapphire, Lazard Funding and each member of Sapphire’s board of directors (including Mr. Ward) purchased an aggregate of 23,000,000 founder units (with such number of units giving effect to the split of the units that occurred on January 17, 2008) for an aggregate purchase price of $143,750. Mr. Ward purchased 306,667 founder units for a purchase price of $1,916.67. Each founder unit consists of one share of Sapphire common stock and one warrant to purchase one share of Sapphire common stock. On January 24, 2008, Sapphire completed an initial public offering, raising $800 million through the sale of 80 million units at an offering price of $10.00 per unit. In March 2008, Sapphire redeemed approximately 13% of these founder units at the original purchase price, on a pro-rata basis. Lazard Funding and the Sapphire board members continue to hold Sapphire units.

Perquisites. In 2008, the Company provided a limited number of perquisites, with each of our named executive officers receiving less than $11,200 in perquisite compensation. Each of our managing directors, including each named executive officer, is responsible for paying the full premiums for any health insurance provided through the firm and do not receive any matching contributions from the Company on their personal contributions to Lazard’s 401(k) plan. Our managing directors, including the named executive officers, are the beneficiaries of a Company provided life insurance and excess liability insurance policy. Mr. Wasserstein reimburses the Company for personal use of a car and driver provided by Lazard based on an allocation formula that is more than the incremental cost of such use to the Company. Lazard also holds a fractional interest in a private aircraft. From time to time Mr. Wasserstein uses this aircraft for personal reasons and reimburses the Company at the incremental cost of such use. Each of our managing directors, including the named executive officers, are entitled to have their year-end personal tax returns prepared by our tax department. Messrs. Castellano, Golub and Stern have availed themselves of this benefit, while Mr. Wasserstein and Mr. Ward have chosen to use and pay for their own tax advisors. This perquisite has been an historical practice of the firm, and is provided due to the complexity involved in preparing such tax returns as the Company continues to be viewed as a partnership for U.S. tax purposes.

Post-Employment Benefits. Each of Mr. Golub and Mr. Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Mr. Stern has accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable officer’s becoming a managing director of Lazard. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $4,332 for Mr. Golub and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005, and our named executive officers will not accrue any additional benefits. Messrs. Wasserstein, Castellano and Ward do not participate in these plans. For the value of the benefits accrued by Messrs. Golub and Stern under these plans as of December 31, 2008, see “Pension Benefits”.

The retention or employment agreement with each of our named executive officers, other than Mr. Stern, provides for certain severance benefits in the event of a termination of employment prior to March 31, 2011 (or December 31, 2012, in the case of Mr. Wasserstein) by us other than for cause or, except in the case of Mr. Wasserstein, by the executive officer for good reason (we refer to these as “qualifying terminations”). We provide for such severance payments on the condition that the departed executive not compete with us, solicit our clients and employees, or take other actions that harm our business for specified periods. Except in the case of Mr. Wasserstein, the level of the severance benefits depends on whether the qualifying termination occurs prior to or following a change in control of Lazard Ltd, with qualifying terminations following a change in control triggering an enhanced benefit. In addition, the retention or employment agreement with each of our named executive officers, other than Mr. Stern, provides that in the event that the executive officer’s receipt of any payment made by us under the agreement or otherwise is subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed. The events giving rise to a severance payment as well as the amount of the payments under the retention agreements were negotiated terms and based on common industry practice for agreements of this kind at the time they were negotiated. See “Retention Agreements with Named Executive Officers – Payments and Benefits Upon Certain Terminations of Service” and also see “Potential Payments Upon Termination or Change in Control” for an estimate of potential payouts under each scenario.

In general, non-vested RSUs and deferred cash awards are forfeited by our named executive officers upon termination of employment, except in limited cases such as death, disability or a termination by the Company other than for “cause”, except that Messrs. Golub and Castellano are permitted to retire at anytime on or after March 31, 2011 and retain their RSUs and deferred cash awards, subject to certain limitations. In the event of a change of control of Lazard Ltd, any unvested RSUs and deferred cash awards will automatically vest, without regard to whether the executive officer is terminated. In this way, our named executive officers can realize value from these awards in the same way as shareholders in connection with the change of control transaction, and thus encourage our named executive officers to consider and support transactions that might benefit shareholders.

Tax Considerations

Lazard made certain changes to the terms of its outstanding RSUs during 2008 in order to address rules on partnership taxation under Section 707(c) of the Code. Pursuant to the previous terms of the RSUs, in the event that a holder’s employment was terminated due to disability or by the Company other than for “cause” or solely in the case of Messrs. Golub and Castellano, in the event of retirement on or after March 31, 2011, the holder’s RSUs would remain outstanding and be settled on the original vesting date, subject to the holder’s compliance with a non-compete, non-solicit and other restrictive covenants. As a result of the partnership tax rules, any individual who is a member of Lazard Group LLC, including each of our named executive officers, may be subject to immediate taxation on his or her outstanding RSUs upon termination, even though the shares of our common stock would not be delivered until a later date. In order to facilitate the payment of taxes, we determined that it would be appropriate to allow holders to sell 50% of the shares of our common stock underlying the RSUs immediately upon termination. The remaining 50% will become payable on the original vesting date, provided that the executive complies with the restrictive covenants limiting the executive’s ability to compete with Lazard or to solicit our clients and employees.

Conclusion

Our compensation program is designed to permit the Company to provide our executive officers, managing directors and other senior professionals with total compensation that is linked to our performance and reinforces the alignment of employee and shareholder interests. At the same time it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to attract and retain these employees who are vital to the continued success of Lazard and to drive outstanding individual and institutional performance. We believe the program met these objectives in 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

COMPENSATION OF EXECUTIVE OFFICERS

The following table contains information with respect to the chief executive officer, chief financial officer, and the three other most highly compensated executive officers of Lazard Ltd, collectively referred to as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year	Salary			Bonus (a)			Restricted Stock Unit Awards (b)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)		All Other Compensation (d)			Total
Bruce Wasserstein Chairman and Chief Executive Officer	2008 2007 2006	$ $ $	1,225,000 4,800,000 4,800,000			— — —		$ $ $	36,013,207 7,059,774 2,238,222		— — —	$ $ $	1,650 1,618 1,745		$ $ $	37,239,857 11,861,392 7,039,967

Michael J. Castellano Chief Financial Officer	2008 2007 2006	$ $ $	500,000 500,000 500,000		$ $	— 1,600,000 1,550,000		$ $ $	451,427 181,278 60,434		— — —	$ $ $	11,184 10,698 11,703	(e) (e) (e)	$ $ $	962,611 2,291,976 2,122,137

Steven J. Golub Vice Chairman Lazard Ltd, Chairman of Financial Advisory Group	2008 2007 2006	$ $ $	1,112,115 1,500,000 1,500,000		$ $ $	487,885 4,500,000 4,900,000		$ $ $	5,932,641 2,893,509 984,819	$ $ $	6,383 0 1,968	$ $ $	10,049 9,563 11,134	(e) (e) (e)	$ $ $	7,549,073 8,903,072 7,397,921

Alexander F. Stern Chief Operating Officer	2008		$750,000			—			$1,156,459		$9,699		$10,049	(e)		$1,926,207

Charles G. Ward, III (f) President—Lazard Ltd, and Chairman of the Asset Management Group	2008 2007 2006	$ $ $	1,112,115 1,500,000 1,500,000	(g)	$ $	— 1,300,000 1,500,000	(g)	$ $ $	1,620,001 378,934 111,907		— — —	$ $ $	1,650 1,618 1,745		$ $ $	2,733,766 3,180,552 3,113,652

(a)	Each of our named executive officers, other than Mr. Wasserstein, received a deferred cash award on February 10, 2009, which related to 2008 performance. Pursuant to SEC rules for compensation disclosure in proxy statements, the value of a deferred cash award (or a portion thereof) will be reflected in the Bonus column of Summary Compensation Table in the year in which such deferred cash award or such portion thereof, as applicable, vests. The deferred cash awards granted to Messrs. Castellano, Golub, Stern and Ward are scheduled to vest in three equal installments on November 30, 2010, February 28, 2012 and February 28, 2013. For information on the value of the deferred cash awards granted in February of 2009, see “Compensation Discussion and Analysis—Compensation For Each of Our Named Executive Officers in 2008.”

(b)

As required under SEC rules for compensation disclosure in proxy statements, the value of the RSUs reported in the Summary Compensation Table is based on the dollar amount that is recognized as an expense in our financial statements for each fiscal year shown above under FAS No. 123R. In general, under FAS No. 123R, an equity award is expensed over the vesting or service period of the award. Therefore the value of the RSUs reported for each of our named executive officers in the fiscal years shown above reflects the aggregate amortization expense of all unvested RSUs as of the end of that fiscal year (which for 2008, includes the amortization expense for RSUs awarded for performance in 2005, 2006 and 2007 (but not for the RSUs granted for 2008 performance), and in the case of Mr. Wasserstein, the amortization expense related to the Special Retention Award). See Note 16 of Notes to the Consolidated Financial Statements contained in Lazard’s 2008 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the RSUs. For information on the grant date fair value of RSU awards made to each of our named executive officers, other than Mr. Wasserstein, during fiscal year 2009 that relate to 2008 performance, see “Compensation Discussion and Analysis—Compensation For Each of Our Named Executive Officers in 2008.”

(c)	Represents the aggregate change in actuarial present value of the listed officer’s accumulated benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and in the case of Mr. Stern, a related supplemental defined-benefit pension plan.

(d)	Each of our named executive officers is the beneficiary of a Company provided life insurance and excess liability insurance policy.

We make available to Mr. Wasserstein a car and driver, as well as a private aircraft in which Lazard holds a fractional interest. Mr. Wasserstein reimburses the firm for personal use of the car and the services of the driver based on an allocation formula that is more than the incremental cost of such use to the Company. Mr. Wasserstein reimburses the firm for personal use of the private aircraft at the incremental cost of such use to the Company.

(e)	Perquisite compensation for Messrs. Castellano, Golub and Stern includes the incremental cost to the Company of providing U.S. tax advice and preparation of year-end personal tax returns.

(f)	In connection with the formation of Sapphire in October 2007, Lazard Funding and each member of Sapphire’s board of directors (including Mr. Ward) purchased an aggregate of 23,000,000 founder units (with such number of units giving effect to the split of the units that occurred on January 17, 2008) for an aggregate purchase price of $143,750. Mr. Ward, as a member of the Sapphire board purchased 306,667 founder units for a purchase price of $1,916.67. Approximately 13% of these founder units were redeemed by Sapphire at the original purchase price, on a pro-rata basis. Each founders’ unit consists of one share of Sapphire common stock and one warrant to purchase one share of Sapphire common stock.

(g)	In fiscal year 2006, LFCM Holdings reimbursed an aggregate of $500,000 of Mr. Ward’s salary and bonus for services that Mr. Ward rendered to LFCM Holdings as its chairman. Mr. Ward resigned as the chairman of LFCM Holdings on November 8, 2006.

Grants of Plan Based Awards

The following table provides information about RSUs granted to each of the named executive officers during fiscal year 2008. The grant on January 29, 2008 to Mr. Wasserstein was the Special Retention Award described above under “—Compensation Discussion and Analysis—Compensation For Each of Our Named Executive Officers in 2008.” Each of the January 30, 2008 grants was part of our annual incentive compensation awards paid to each of our named executive officers, which relate to 2007 performance. For information on the grant date fair value of RSU awards made to each of our named executive officers, other than Mr. Wasserstein, during fiscal year 2009, which relate to 2008 performance, see “Compensation Discussion and Analysis— Compensation For Each of Our Named Executive Officers in 2008.”

Named Executive Officer	Grant Date	Number of Restricted Stock Units		Grant Date Fair Value of Restricted Stock Units
Bruce Wasserstein	January 29, 2008	2,700,000	*	$96,282,000
	January 30, 2008	957,419		$36,200,000
Michael J. Castellano	January 30, 2008	23,803		$900,000
Steven J. Golub	January 30, 2008	264,480		$10,000,000
Alexander F. Stern	January 30, 2008	58,186		$2,200,013
Charles G. Ward, III	January 30, 2008	111,082		$4,200,000

*	Special Retention Award granted in connection with a new five-year employment agreement.

The RSUs included in the table above were granted under our 2005 Equity Incentive Plan and represent a contingent right to receive an equivalent number of shares of Class A common stock. The RSUs shown in the table were valued as of the grant date by multiplying the number of RSUs awarded to each named executive officer by the closing price-per-share of the Class A common stock on the NYSE on that date. The closing price on January 29, 2008 was $35.66 per share and on January 30, 2008 was $37.81 per share. In connection with the execution of a new five-year employment agreement, the Compensation Committee granted Mr. Wasserstein a Special Retention Award of 2,700,000 RSUs on January 29, 2008. This award will vest on December 31, 2012 and was intended to constitute a significant part of Mr. Wasserstein’s compensation for each of the years in the five-year period ending December 31, 2012. The RSUs granted on January 30, 2008 to each of our named executive officers, including Mr. Wasserstein, relate to 2007 performance and will vest March 31, 2011. Each of our named executive officers signed an RSU agreement in connection with their award. In general, these agreements provide that non-vested RSUs are forfeited on termination of employment, except in limited cases such as death, disability or a termination by the Company other than for “cause”. In the event of a “Change in Control” (as defined in the 2005 Equity Incentive Plan), any unvested but outstanding RSUs automatically will vest. All RSUs receive dividend equivalents at the same rate that dividends are paid on shares of Class A common stock. These dividends are credited in the form of additional RSUs with the same restrictions as the underlying RSUs to which they relate. In addition, the RSU agreements contain standard covenants, including among others, noncompetition and nonsolicitation of our clients and employees.

Bonus Plan

To align employee and shareholder interests, our Board of Directors adopted the 2008 Incentive Compensation Plan in February 2008, and our shareholders approved the 2008 Incentive Compensation Plan in May 2008. The 2008 Incentive Compensation Plan provides for the grant of both cash and equity incentive awards. The Compensation Committee has full and direct responsibility and authority for determining our chief executive officer’s compensation under the 2008 Incentive Compensation Plan. The Compensation Committee reviews and approves the recommendations of our chief executive officer with regard to the compensation of our other officers under the 2008 Incentive Compensation Plan. Subject to overall compensation limits as determined from time to time and, with respect to plan participants, the terms of the 2008 Incentive Compensation Plan, our chief executive officer has responsibility for determining the compensation of all employees except as provided above.

For purposes of 2008 bonuses, our named executive officers were designated as participants in the 2008 Incentive Compensation Plan during the first 90 days of 2008. In order for our named executive officers to receive 2008 bonuses pursuant to the 2008 Incentive Compensation Plan, our total annual operating revenue for 2008 was required to exceed our total annual operating expenses for the year. This goal was achieved for fiscal year 2008 and therefore, a bonus pool was established in accordance with the compensation limits set forth in the 2008 Incentive Compensation Plan. The bonus pool was determined in a manner consistent with our practice prior to adopting the 2008 Incentive Compensation Plan. The actual size of the bonus pool for each fiscal year is determined at the end of the fiscal year, taking into account our results of operations, total shareholder return and/or other measures of our financial performance or of the financial performance of one or more of our subsidiaries or divisions. A target maximum ratio of aggregate compensation and benefits expense for the year (including annual incentive payments under the plan) to annual revenue or income (or to similar measures of corporate profitability) may also be taken into account, and for 2008, we applied a target ratio of compensation and benefits expense to operating revenue of 57.5% originally adopted at the time of our equity public offering in 2005 (which ratio is subject to change in the future, including to adapt to changes in the economic environment or a change that may be necessitated by lower operating revenues or to fund a major expansion). The bonus pool is allocated among the participants in the plan with respect to each fiscal year. This allocation may be made at any time prior to payment of bonuses for such year, and may take into account any factors deemed appropriate, including, without limitation, assessments of individual, subsidiary or division performance and input of management.

Amounts payable with respect to bonuses are satisfied in cash, deferred cash awards and through equity awards granted under the 2008 Incentive Compensation Plan or under our 2005 Equity Incentive Plan.

Retention Agreements with Named Executive Officers

Each of the named executive officers has entered into a retention or employment agreement with Lazard. Generally, the provision of services under the retention agreements is terminable by either party upon three months notice, and the agreements also contain the following terms and conditions:

Compensation and Employee Benefits. On January 29, 2008, Mr. Wasserstein executed a new five-year employment agreement with the Company and was granted a Special Retention Award of 2,700,000 RSUs under our 2005 Equity Incentive Plan. The Special Retention Award generally will vest entirely on December 31, 2012 at the end of the five-year period. The Special Retention Award will be forfeited, however, if Mr. Wasserstein’s employment is terminated on or prior to December 31, 2012 (unless terminated as a result of death or disability or as a result of a termination by us without cause). The Special Retention Award also will vest upon certain changes in control of Lazard Ltd. The Special Retention Award is intended to constitute a significant part of Mr. Wasserstein’s compensation for each of the years in the five-year period ending December 31, 2012. Except as discussed above and as detailed in the agreement, Mr. Wasserstein must remain at Lazard through the end of the five-year period to receive the Special Retention Award. In addition, the agreement with Mr. Wasserstein provides that his base salary will be $900,000 per annum and that any additional compensation or bonuses to Mr. Wasserstein during the five-year period will be at the discretion of the Compensation Committee and the Board of Directors.

On October 4, 2004, Mr. Stern entered into a retention agreement with Lazard, and on May 7, 2008, Messrs. Castellano, Golub and Ward entered into amended retention agreements with Lazard. These retention agreements provide for a minimum annual base salary of no less than $500,000 for Mr. Castellano, $900,000 for Mr. Golub, $900,000 for Mr. Ward, and $750,000 for Mr. Stern. The term of the agreements for Messrs. Castellano, Golub and Ward continue until March 31, 2011, unless earlier terminated in accordance with their terms. In addition, each of Messrs. Castellano, Golub and Ward is entitled to an annual bonus to be determined under the applicable annual bonus plan of Lazard on the same basis as annual bonuses are determined for other executive officers of Lazard and paid in the same ratio of cash to equity awards as is applicable to other executives, provided that he is employed by Lazard at the end of the applicable fiscal year.

In addition, Mr. Wasserstein’s agreement provides that until December 31, 2012, he will participate in the employee benefit plans and programs generally applicable to our most senior executives on terms no less favorable than those provided to such senior executives, except that his participation in equity-related, bonus, incentive, profit sharing and deferred compensation plans will require the consent of our Board of Directors or its Compensation Committee. Mr. Wasserstein’s agreement also provides that he will be entitled to perquisites and fringe benefits no less favorable than those provided to him by Lazard Group immediately prior to January 29, 2008, to the extent not inconsistent with our policies as in effect from time to time, which perquisites and fringe benefits are similar to those customarily provided to chief executive officers. The retention agreements with each of Messrs. Castellano, Golub, Ward, and Stern provide that they will be entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives.

Payments and Benefits Upon Certain Terminations of Service. Each retention agreement with our named executive officers, other than Mr. Stern, provides for certain severance benefits in the event of a termination prior to March 31, 2011 (or December 31, 2012, in the case of Mr. Wasserstein), by us other than for cause or, except in the case of Mr. Wasserstein, by the named executive officer for good reason (which we refer to below as a “qualifying termination”). Except with respect to Mr. Wasserstein, the level of the severance benefits depends on whether the applicable termination occurs prior to or following a change in control of Lazard Ltd.

In the event of a qualifying termination of Mr. Wasserstein’s employment or, prior to a change in control, the employment of any of Messrs. Castellano, Golub, or Ward, the executive generally would be entitled to receive in a lump sum (1) any unpaid base salary accrued through the date of termination, (2) any earned but unpaid bonuses for years completed prior to the date of termination, (3) a prorated bonus for the year of termination (other than Mr. Wasserstein) and (4) a severance payment (other than Mr. Wasserstein) in the following amounts: two times the sum of such executive officers base salary and average annual bonus for the two fiscal years prior to the date of such executive officer’s termination. Upon such a qualifying termination, the named executive officer and his eligible dependents would generally continue to be eligible to participate in our medical and dental benefit plans, on the same basis as in effect immediately prior to the executive’s date of termination (which currently requires the named executive officer to pay the full cost of the premiums), for the following periods: for Mr. Wasserstein, for the remainder of his life; and for Messrs. Castellano, Golub and Ward for two years following such termination. The period of such medical and dental benefits continuation would generally be credited towards the named executive officer’s credited age and service for purpose of our retiree medical program.

In the event of a qualifying termination of any of Messrs. Castellano, Golub or Ward on or following a change in control, such executive officer would receive the severance payments and benefits described in the preceding paragraph, except that the severance payments would be in the following amounts: three times the sum of such executive officer’s base salary and average annual bonus for the two fiscal years prior to the date of such executive officer’s termination. In addition, each of the named executive officers, other than Mr. Stern, and his eligible dependents would be eligible for continued participation in our medical and dental benefit plans and receive age and service credit, as described above, except that the applicable period for each of Messrs. Castellano, Golub and Ward would be 36 months following the date of termination of service.

The retention agreement with Mr. Wasserstein provides that in the event his service is terminated due to his disability, he would continue to be eligible for the medical and dental benefits described above.

The retention agreement with each of Messrs. Golub and Castellano provides that if the executive officer voluntarily retires after March 31, 2011, the RSUs and deferred cash awards that he currently holds, as well as any RSUs and deferred cash awards that he is granted in later years as part of ordinary annual incentive compensation will continue to vest on the original vesting dates, subject only to compliance with the applicable restrictive covenants through the applicable vesting date (without regard to the earlier expiration of the stated duration of any such restricted covenant), and will not be forfeited upon the termination of his employment. In order to address certain rules on partnership taxation which could result in taxation of Messrs. Golub and Castellano on their RSUs and deferred cash awards immediately following March 31, 2011, on that date, Messrs. Golub and Castellano will receive 50% of the shares of Class A common stock subject to their then outstanding RSUs and will be paid 50% of the unpaid cash subject to their then outstanding deferred cash awards. All remaining shares and cash will continue to be subject to the applicable restrictive covenants and will not be paid to the applicable executive until the relevant vesting dates. For a brief description of these partnership taxation rules and their impact on outstanding RSUs and deferred cash awards held by members of Lazard Group LLC, including Messrs. Golub and Castellano, see “Compensation Discussion and Analysis—Tax Consequences.”

Change in Control Excise Tax Gross-up. Each retention agreement with our named executive officers, other than Mr. Stern, provides that in the event that the executive officer’s receipt of any payment made by us under the retention agreement or otherwise is subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.

Noncompetition and Nonsolicitation of Clients. While providing services to us and during the three-month period following termination of the named executive officer’s services to us (one-month period in the event of such a termination by us without cause), the named executive officer may not:

•

perform services in a line of business that is similar to any line of business in which the named executive officer provided services to us in a capacity that is similar to the capacity in which the named executive officer acted for us while providing services to us (“competing services”) for any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”),

•	acquire an ownership or voting interest of 5% or more in any competitive enterprise, or

•

solicit any of our clients on behalf of a competitive enterprise in connection with the performance of services that would be competing services or otherwise interfere with or disrupt any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us and during the six-month period following termination of the named executive officer’s services, the named executive officer may not, directly or indirectly, in any manner, solicit or hire any of our employees at the associate level or above to apply for, or accept employment with, any competitive enterprise or otherwise interfere with any such employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The named executive officer is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked, provided that such actions and things do not materially interfere with other employment or professional activities of the named executive officer. In addition, while providing services to us and thereafter, the named executive officer generally may not disparage us, and before and during the three-month notice period prior to termination, the named executive officer is prohibited from entering into a written agreement to perform services for a competitive enterprise.

Provisions Relating to the Reorganization and Restrictive Covenants. Generally, the retention agreements with the named executive officers contain restrictive covenants and provisions that are substantially similar. However, the scope of the covenants applicable to Mr. Wasserstein limiting his ability to compete with us and to solicit our clients are generally more restrictive than those applicable to our other named executive officers, although Mr. Wasserstein may continue his relationship with and ownership interest in Wasserstein & Co., LP on terms consistent with past practice without violating these covenants, so long as such activities do not significantly interfere with his performance of his duties as our chairman and chief executive officer. In addition, the nondisparagement provision between Mr. Wasserstein and us generally prohibits us from disparaging Mr. Wasserstein.

In addition, a termination by any of Messrs. Castellano, Golub or Ward for good reason would be treated as a termination by us without cause for purposes of the duration of the restrictive covenants and the provisions governing the timing of exchangeability of LAZ-MD Holdings LLC exchangeable interests into shares of our Class A common stock.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information about the number and value of RSUs held by the named executive officers as of December 31, 2008. The market value of the RSUs was calculated based on the closing price of the Lazard Class A common stock on the NYSE on December 31, 2008 ($29.74). The table does not include RSU awards that relate to 2008 performance, which were generally granted in February 2009, except for the Special Retention Award granted to Mr. Wasserstein, which was granted in January 2008, and intended to constitute a significant part of Mr. Wasserstein’s compensation for each of the years in the five-year period ending December 31, 2012.

Named Executive Officer	Number of Restricted Stock Units That Have Not Vested (1)	Market Value of Restricted Stock Units That Have Not Vested
Bruce Wasserstein	4,358,878	$129,633,032
Michael J. Castellano	41,202	$1,225,348
Steven J. Golub	541,862	$16,114,976
Alexander F. Stern	104,490	$3,107,533
Charles G. Ward, III	147,410	$4,383,974

(1)	RSU awards are typically granted to our named executive officers in January of each year under Lazard’s 2005 Equity Incentive Plan or the 2008 Incentive Compensation Plan and relate to the prior year’s performance. The scheduled vesting dates for RSU awards granted to each of the named executive officers are as follows: (i) the Special Retention Award of 2,700,000 RSUs granted to Mr. Wasserstein on January 29, 2008 will vest on December 31, 2012, (ii) RSUs granted on January 30, 2008 will vest on March 31, 2011; (iii) RSUs granted on January 23, 2007 will vest 50% on March 31, 2010 and 50% on March 31, 2011; and (iv) RSUs granted on January 24, 2006 will vest on March 31, 2010.

Pension Benefits

The following table provides information with respect to Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Mr. Golub and Mr. Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Mr. Stern has accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $4,332 for Mr. Golub and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. These benefits accrued in each case prior to the applicable officer’s becoming a managing director of Lazard. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit see Note 17 of Notes to Lazard’s Consolidated Financial Statements contained in its 2008 Annual Report on Form 10-K. Messrs. Wasserstein, Castellano and Ward do not participate in any of these plans.

Named Executive Officer	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Steven J. Golub	Lazard Frères & Co. LLC Employees’ Pension Plan	2	$42,182	$0

Alexander F. Stern	Lazard Frères & Co. LLC Employees’ Pension Plan	6	$35,778	$0

	Supplemental Defined-Benefit Pension Plan	6	$1,929	$0

(1)	Messrs. Golub and Stern have been employed by Lazard for 24 and 13 years, respectively, and became managing directors in 1986 and 2002, respectively, at which point they ceased accruing benefits under these plans.

(2)	In calculating the present value of accumulated benefits outlined above, Mr. Golub and Mr. Stern are assumed to live to age 65 and subsequently retire. They are also assumed to choose the single life annuity form of benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Mr. Stern only). The interest and mortality used to determine the Employees’ Pension Plan present value is 5.8% for all years and the RP-2000 Mortality Table (with 9 years improvement and adjusted for white collar workers) after retirement only. The Supplemental Defined-Benefit Pension Plan assumes that the annuity benefit will be converted to a lump sum at age 65 using a 5.55% interest rate and the mortality outlined in IRS Notice 2008-85 applicable for lump sum payments (projected to the year participant attains age 65 using Scale AA). A 5.80% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2008.

Potential Payments Upon Termination or Change-in-Control

As described above, each of our named executive officers has entered into a retention or employment agreement with Lazard. However, the retention agreement with Mr. Stern does not provide for any payments or benefits in connection with the termination of his employment. The retention agreements with Messrs. Wasserstein, Castellano, Golub and Ward provide for certain severance benefits in the event of a termination prior to March 31, 2011 (or prior to December 31, 2012, in the case of Mr. Wasserstein) by us other than for cause or, except in the case of Mr. Wasserstein, by such named executive officer for good reason. Except with respect to Mr. Wasserstein, the level of the severance benefits depends on whether the applicable termination occurs prior to or following a change in control of Lazard Ltd. For a discussion of the severance benefits provided pursuant to the retention agreements, see “Retention Agreements with Named Executive Officers.”

Each of our named executive officers has received RSUs pursuant to Lazard’s 2005 Equity Incentive Plan or the 2008 Incentive Compensation Plan, and each of our named executive officers, other than Mr. Wasserstein, has received a deferred cash award. In the event of a change in control of Lazard Ltd all deferred cash awards and all RSUs granted under the 2005 Equity Incentive Plan or the 2008 Incentive Compensation Plan will automatically vest.

The following table shows the potential payments that would be made by Lazard to each of the named executive officers assuming that such officers’ employment with Lazard terminated, or a change in control occurred, on December 31, 2008 under the circumstances outlined in the table. As a result, the deferred cash awards and RSU awards granted in February 2009 (which relate to 2008 performance) are not reflected in the table. For purposes of this table, the price of Lazard Class A common stock is assumed to be $29.74, which was the closing price on December 31, 2008.

	Prior to a Change in Control			On or After a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination without “Cause”	Resignation for “Good Reason” (1)	No Termination of Employment	Death or Disability	Involuntary Termination without “Cause” or Resignation for “Good Reason” (1)
Bruce Wasserstein
Severance Payment	—	—	—	—	—	—
RSU Vesting (2) (3)	$129,633,032	$129,633,032	—	$129,633,032	$129,633,032	$129,633,032
Pro-rata Annual Incentive Payment (4)	—	—	—	—	—	—
Excise Tax Gross-up Payment (5)	—	—	—	$32,838,819	$32,838,819	$32,838,819

Michael J. Castellano
Severance Payment	—	$5,500,000	$5,500,000	—	—	$8,250,000
RSU Vesting (2) (3)	$1,225,348	$1,225,348	—	$1,225,348	$1,225,348	$1,225,348
Pro-rata Annual Incentive Payment (4)	$1,650,000	$1,650,000	$1,650,000	—	$1,650,000	$1,650,000
Excise Tax Gross-up Payment (5)	—	—	—	—	—	$3,694,380

Steven J. Golub
Severance Payment	—	$28,300,000	$28,300,000	—	—	$42,450,000
RSU Vesting (2) (3)	$16,114,976	$16,114,976	—	$16,114,976	$16,114,976	$16,114,976
Pro-rata Annual Incentive Payment (4)	$7,687,885	$7,687,885	$7,687,885	—	$7,687,885	$7,687,885
Excise Tax Gross-up Payment (5)	—	—	—	—	—	$23,734,468

Alexander F. Stern
Severance Payment	—	—	—	—	—	—
RSU Vesting (2) (3)	$3,107,533	$3,107,533	—	$3,107,533	$3,107,533	$3,107,533
Pro-rata Annual Incentive Payment (4)	$2,000,000	$2,000,000	—	—	$2,000,000	$2,000,000
Excise Tax Gross-up Payment (5)	—	—	—	—	—	—

Charles G. Ward, III
Severance Payment	—	$9,800,000	$9,800,000	—	—	$14,700,000
RSU Vesting (2) (3)	$4,383,974	$4,383,974	—	$4,383,974	$4,383,974	$4,383,974
Pro-rata Annual Incentive Payment (4)	$2,737,885	$2,737,885	$2,737,885	—	$2,737,885	$2,737,885
Excise Tax Gross-up Payment (5)	—	—	—	—	—	$7,138,393

(1)	Messrs. Wasserstein and Stern are not entitled to any payments upon a resignation for “Good Reason.”

(2)	Valuation of all RSU awards is based upon the full value of the underlying Lazard Class A common stock at the close of business on December 31, 2008, without taking into account any discount for the present value of such awards. Upon a Change in Control, all RSU awards immediately vest in full.

(3)	Upon death, all RSU awards vest upon the earlier of 30 days or the scheduled vesting date. Upon disability, or a termination without “cause,” the executive may be immediately taxed on 100% of the shares underlying the RSUs. Accordingly, 50% of the shares underlying the RSUs will be delivered to the executive immediately upon termination to allow payment of taxes, and the remaining 50% will be delivered on the original vesting dates, provided that the executive does not violate his restrictive covenants. The scheduled vesting date for our various RSU awards are as follows: (i) the Special Retention Award of 2,700,000 RSUs granted to Mr. Wasserstein on January 29, 2008 will vest on December 31, 2012; (ii) RSUs granted on January 30, 2008 will vest on March 31, 2011; (iii) RSUs granted on January 23, 2007 will vest 50% on March 31, 2010 and 50% on March 31, 2011; and (iv) RSUs granted on January 24, 2006 will vest on March 31, 2010. See Footnote (1) to the “Outstanding Equity Awards at 2008 Fiscal Year-End” table.

(4)	Under the terms of the 2005 Bonus Plan, upon death or disability, each named executive officer may receive a pro-rated portion of the annual incentive compensation that he would have received in the absence of such termination. Assuming a December 31, 2008 death or disability, all named executive officers were assumed to have received their full incentive compensation award for 2008 (annual cash bonus, deferred cash award, plus value of RSU award).

Pursuant to their retention agreements, Messrs. Castellano, Golub and Ward are entitled to a pro-rata bonus payment in the event of their involuntary termination without “Cause” or resignation for “Good Reason”. Under such circumstances we have assumed that each would receive their full incentive compensation award for 2008 (annual cash bonus, deferred cash award, plus value of RSU award).

(5)	Amounts represent the amount needed to pay each named executive officer in order to satisfy their excise tax obligations under Section 280G of the Code, which imposes an excise tax on certain payments made in connection with a change in control of the Company, and any additional tax cost related to the gross-up payment, assuming that a change in control of the Company and a qualifying termination of employment occurred on December 31, 2008. Amounts were determined in accordance with Section 280G and the regulations issued thereunder, assuming a regular income tax rate ranging from 43.7% to 44.6% based on each named executive officer’s work location and personal residence, each named executive officer’s Lazard compensation for the period from 2003-2007 and an interest rate equal to 1.63%.

If a named executive officer had voluntarily resigned or retired from Lazard on December 31, 2008 without “good reason” or was terminated by Lazard for cause, he would not have been entitled to receive any severance payments from Lazard and any unvested RSUs would have been forfeited.

With respect to a termination for Cause of a named executive officer, other than Mr. Wasserstein, the term Cause shall mean: (A) conviction of, or a guilty plea to, a felony, or of any other crime that legally prohibits the named executive officer from working for Lazard; (B) a breach of a regulatory rule that materially adversely affects the named executive officer’s ability to perform his duties for Lazard; (C) willful and deliberate failure on the part of the named executive officer (i) to perform his employment duties in any material respect or (ii) to follow specific reasonable directions received from Lazard; or (D) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to Lazard or any of its affiliates. Notwithstanding the foregoing, with respect to the events described in clauses (B) and (C)(i) of the prior sentence, the named executive officer’s acts or failure to act shall not constitute cause to the extent taken (or not taken) based upon the direct instructions of the chief executive officer of Lazard or the Board of Directors of Lazard or a more senior executive officer of Lazard.

With respect to a termination for Cause under Mr. Wasserstein’s retention agreement, the term Cause means: (i) that he is convicted of, or pleads guilty to, a felony or any other crime that legally prohibits him from working for the Company or its affiliates; (ii) that he breaches a regulatory rule that materially adversely affects his ability to perform his duties; (iii) the willful and deliberate failure on his part to (A) perform his employment duties in any material respect or (B) follow specific reasonable directions received from the Board, in each case following written notice to him of such failure and, if such failure is curable, his failing to cure such failure within a reasonable time (but in no event less than 30 days); or (iv) a breach of a covenant that is (individually or combined with other such breaches) demonstrably and materially injurious to the Company or any of its affiliates.

With respect to a termination of any of Messrs. Castellano, Golub or Ward for Good Reason, their retention agreements define Good Reason as: (i) the assignment of the named executive officer to any duties inconsistent in any material respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect as of May 7, 2008, or any other action by Lazard which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of May 7, 2008; (ii) a material breach by Lazard of the terms of the retention agreement, or (iii) any requirement that the named executive officer’s principal place of employment be relocated to a location that increases the executives commute from his primary residence by more than 30 miles.

The term Change in Control as used in the retention agreements and in the 2005 Equity Incentive Plan and the 2008 Incentive Compensation Plan shall mean any of the following events: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) of 20% (30% for purposes of the 2008 Incentive Compensation Plan) or more of either (A) the then-outstanding shares of Common Stock (treating, for this purpose, the then-outstanding Class II interests of LAZ-MD Holdings (“Class II interests”) as shares of Common Stock on an as-if fully exchanged basis in accordance with the Master Separation Agreement) (the “Outstanding Company Common Stock”), assuming the full exchange of all of the then-outstanding Class II interests for shares of Common Stock in accordance with the Master Separation Agreement or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) a change in a majority of the current Board of Directors (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (assuming in each case the full exchange of the Class II Interests for shares of Company Common Stock in accordance with the Master Separation Agreement) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the Board of Directors of the resulting corporation were members of the Incumbent Board, and after which no Person owns 20% (30% for purposes of the 2008 Incentive Compensation Plan) or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Exchange Act. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2008 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or, under certain circumstances, the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Nominating & Governance Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a “Related Party”) has a direct or indirect material interest in the transaction and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

Related Party Transactions

On May 10, 2005, as part of our initial public offering of Class A common stock, we completed a series of financing transactions the net proceeds of which were primarily used to redeem the outstanding Lazard Group membership interests of Lazard Group’s historical partners. In the discussions below, we refer to these financing transactions and the IPO, collectively, as the “recapitalization.” Concurrently, on May 10, 2005, Lazard Group transferred its capital markets business, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its fund management activities outside of France and specified non-operating assets and liabilities, to LFCM Holdings. In the discussions below, we refer to these businesses, assets and liabilities as the “separated businesses” and these transfers collectively as the “separation.”

Relationship with LAZ-MD Holdings and LFCM Holdings

LAZ-MD Holdings is a significant stockholder of Lazard Ltd. As of March 6, 2009, LAZ-MD Holdings owned approximately 37.4% of the voting power of all shares of Lazard Ltd’s voting stock through its ownership of the Class B common stock and is thereby able to exercise significant influence in the election of Lazard Ltd’s directors. LAZ-MD Holdings’ voting power in Lazard Ltd is intended to mirror its economic interest in Lazard Group, and its voting power will decrease over time in connection with the exchange of the LAZ-MD Holdings exchangeable interests by the current and former working members of Lazard Group for shares of Lazard Ltd’s Class A common stock. The current and former working members of Lazard Group, including our managing directors who held working member interests at the time of the recapitalization, own LAZ-MD Holdings exchangeable interests and, through the LAZ-MD Holdings stockholders’ agreement, have the right to cause LAZ-MD Holdings to vote its Class B common stock on an as-if-exchanged basis.

In addition, LFCM Holdings, which is the entity that owns and operates the separated businesses, ceased to be a subsidiary of Lazard Group and LAZ-MD Holdings at the time of the separation. It is owned by current and former working members of Lazard Group, including our managing directors and named executive officers, who are members of LAZ-MD Holdings. A managing director of Lazard Frères & Co LLC, a wholly owned subsidiary of Lazard Group, is the chairman of LFCM Holdings. LFCM Holdings reimbursed us $1.5 million for a portion of his salary and bonus in 2008 for services that he rendered to LFCM Holdings as its chairman. In addition, the chairman of Lazard Alternative Investments Holdings LLC (“LAI”), a subsidiary of LFCM Holdings, is our President, Charles G. Ward, III. Mr. Ward does not receive any compensation from LAI for his services as chairman and was appointed to this position to oversee Lazard Group’s interest in LAI pursuant to the business alliance agreement. See “—Business Alliance Agreement.”

We entered into several agreements with Lazard Group, LAZ-MD Holdings and LFCM Holdings to effect the separation and recapitalization transactions and to define and regulate the relationships of the parties. Except as described in this section, we do not have any material arrangements with LAZ-MD Holdings and LFCM Holdings other than ordinary course business relationships on arm’s length terms.

Pursuant to a public offering that closed on September 9, 2008 and which was registered with the SEC, certain holders of LAZ-MD exchangeable interests exchanged their interests for Lazard Class A common stock (the “selling shareholders”) and sold 6,442,721 shares of our common stock to the general public at a price of $37.00 per share. In connection with this offering, Lazard Group LLC purchased an additional 715,858 shares of Lazard Ltd Class A common stock from the selling shareholders through Goldman, Sachs & Co. (“Goldman, Sachs”), as agent, at the public offering price less the underwriting discount. In addition, the underwriters had the option to purchase up to an additional 715,858 shares of Class A common stock from the selling shareholders. To the extent that this option was not exercised in full, Lazard Group agreed to separately purchase from the selling shareholders, at the public offering price less the underwriting discount, all of those shares covered by the option and not purchased pursuant to the option. Pursuant to that separate purchase agreement, Lazard Group purchased a further 68,238 shares of Class A common stock. In the aggregate, the selling shareholders sold a total of 7,874,437 shares of Class A common stock. Lazard Ltd did not receive any net proceeds from the sales of such Class A common stock.

The offering was underwritten by Goldman, Sachs and Lazard Capital Markets LLC, a subsidiary of LFCM Holdings. Goldman, Sachs acted as sole book-running manager and the representative of the underwriters. The amount of the underwriting discounts and commissions paid to the underwriters by the selling shareholders were negotiated with Goldman, Sachs on an arm’s length basis. Goldman, Sachs purchased 80% of the shares being offered by the selling shareholders in the public offering and Lazard Capital Markets LLC purchased the remaining 20%, at an underwriting discount of $1.3875 per share. Lazard Capital Markets LLC earned revenue, net of estimated underwriting expenses, of approximately $1.85 million from the sale of shares of common stock offered by the selling shareholders. Our Board of Directors approved this public offering, including the selection of Lazard Capital Markets LLC as an underwriter. Pursuant to the Business Alliance Agreement with LFCM Holdings (described below), we received approximately half of the underwriting discount proceeds obtained by Lazard Capital Markets LLC in connection with this offering. See “—Business Alliance Agreement.”

Agreements with LAZ-MD Holdings and LFCM Holdings

We have provided below summary descriptions of the master separation agreement and the other key related agreements we entered into with Lazard Group, LAZ-MD Holdings and LFCM Holdings in connection with the separation and recapitalization transactions, as well as any material amendments thereto. These agreements effected the separation and recapitalization transactions and also provide a framework for our ongoing relationship with LAZ-MD Holdings and LFCM Holdings. These agreements include:

•	the master separation agreement,

•	the license agreement,

•	the administrative services agreement,

•	the business alliance agreement, and

•	the tax receivable agreement.

The descriptions set forth below, which summarize selected terms of these agreements, are not complete. Copies of these agreements have been filed as exhibits to our Annual Report on Form 10-K and are available to the public from the SEC’s internet site at www.sec.gov.

Master Separation Agreement

On May 10, 2005, Lazard Ltd entered into the master separation agreement with Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains key provisions relating to the separation and recapitalization transactions and the relationship among the parties after completion of the separation and recapitalization. The master separation agreement identified the assets, liabilities and businesses of Lazard Group that were transferred to LFCM Holdings in connection with the separation and recapitalization and described when and how the separation and recapitalization occurred. In addition, the master separation agreement continues to regulate aspects of the relationship among the parties, including the exchange mechanics of the LAZ-MD Holdings exchangeable interests.

Relationship Among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains various provisions governing the relationship among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings after the separation and recapitalization, including with respect to the following matters.

Limitation on Scope of LAZ-MD Holdings’ Operations. The master separation agreement provides that LAZ-MD Holdings will not engage in any business other than to act as the holding company for the working members’ interests in Lazard Group and Lazard Ltd’s Class B common stock and actions incidental thereto, except as otherwise agreed by Lazard Ltd.

Parity of Lazard Group Common Membership Interests and Lazard Ltd’s common stock. The master separation agreement sets forth the intention of Lazard Group and Lazard Ltd that the number of Lazard Group common membership interests held by Lazard Ltd (or its subsidiaries) will at all times be equal in number to the number of outstanding shares of Lazard Ltd’s common stock, subject to customary anti-dilution adjustments.

Expenses. The master separation agreement sets forth the intention of Lazard Group to reimburse Lazard Ltd for its costs and expenses incurred in the ordinary course of business.

LAZ-MD Holdings Exchangeable Interests. The master separation agreement sets forth the terms and arrangements with respect to the LAZ-MD Holdings exchangeable interests, including the exchange rate and timing of exchangeability of those interests.

Indemnification. In general, under the master separation agreement, Lazard Group indemnifies LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to our business (both historically and in the future) and any and all losses that LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates incur arising out of or relating to any breach of the master separation agreement by Lazard Group or Lazard Ltd.

In general, under the master separation agreement, LFCM Holdings indemnifies Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur arising out of or relating to the separated businesses and the businesses conducted by LFCM Holdings (both historically and in the future) and any and all losses that Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives or affiliates incur arising out of or relating to any breach of the master separation agreement by LFCM Holdings.

In general, under the master separation agreement, LAZ-MD Holdings indemnifies Lazard Ltd, Lazard Group, LFCM Holdings and their respective representatives and affiliates for any and all losses that such persons incur to the extent arising out of or relating to any breach of the master separation agreement by LAZ-MD Holdings.

Any indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. The master separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions. The master separation agreement also contains provisions governing the sharing of information between Lazard Ltd and Lazard Group, on the one hand, and LAZ-MD Holdings and LFCM Holdings, on the other hand.

On November 6, 2006, Lazard Ltd, Lazard Group and LAZ-MD Holdings entered into Amendment No. 1 to the master separation agreement (the “amendment”). The amendment modified the provisions of the master separation agreement relating to the exchange terms of the LAZ-MD Holdings exchangeable interests. The modifications included the following:

•

An exchange of LAZ-MD Holdings exchangeable interests may be conditioned upon the actual sale of all or any portion (such amount designated by the holder) of the LAZ-MD Holdings exchangeable interests in connection with a registered offering.

•

Holders of LAZ-MD Holdings exchangeable interests that are then exchangeable may exchange these interests not only at annual registration periods but also in connection with demand and piggy-back registration opportunities and during window periods after the filing of selected Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K by Lazard Ltd.

•

In addition to requiring the consent of Lazard Ltd, Lazard Group and LAZ-MD Holdings to amend the exchangeability provisions, any amendment that materially and adversely impacts the rights of any holder thereunder requires the consent of such holder or it will not apply to such person unless such amendment applies to and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Lazard License Agreement

The logo, trademarks, trade names and service marks of Lazard are currently property of various wholly-owned subsidiaries of Lazard Group. Pursuant to the master separation agreement, Lazard Group and those subsidiaries entered into a license agreement with LFCM Holdings that governs the use of the Lazard and LF names by LFCM Holdings in connection with the separated businesses.

In general, LFCM Holdings is permitted to use the Lazard and LF names to the extent that the Lazard name was being used at the time of the separation and recapitalization by the separated businesses and is permitted to use the LF name solely for the use of the name LFCM Holdings LLC in its capacity as a holding company for the separated businesses. Under the agreement, LFCM Holdings pays $100,000 per year for the right to license the Lazard name. The license survives with respect to capital markets activities until the expiration or termination of the business alliance provided for in the business alliance agreement that LFCM Holdings entered into with Lazard Group. With respect to alternative investment (including private equity) activities, LFCM Holdings’ license survives until the earlier of the expiration, termination or closing of the options to purchase the North American and European fund management activities, granted in the business alliance agreement, as described in “—Business Alliance Agreement”, or until the business alliance agreement is terminated. The license for the LF name in LFCM Holdings LLC may be terminated by either party for any reason after the license with respect to the capital markets business and the license for the alternative investment activities have both expired or been terminated. Upon termination of either the license with respect to the capital markets business or the license for the alternative investment activities, the license fee for the calendar year following the termination and each year thereafter will be $75,000 per year. If both of those licenses are terminated, the license fee for the calendar year following the termination and each year thereafter will be $25,000 per year.

Administrative Services Agreement

We entered into an administrative services agreement with LAZ-MD Holdings and LFCM Holdings regarding the provision of administrative and support services after the separation and recapitalization.

Pursuant to the administrative services agreement, Lazard Group provides selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as:

•	cash management and debt service administration,

•	accounting and financing activities,

•	tax,

•	payroll,

•	human resources administration,

•	financial transaction support,

•	information technology,

•	public communications,

•	data processing,

•	procurement,

•	real estate management, and

•	other general administrative functions.

Lazard Group charges LFCM Holdings for the above services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s providing data processing services, Lazard Group does not provide any security administration services, as such services were transferred to LFCM Holdings.

Pursuant to the administrative services agreement, Lazard Group also provides tax services to LAZ-MD Holdings and LFCM Holdings provides security administrative services to Lazard Group.

The services provided by Lazard Group to LFCM Holdings, and by LFCM Holdings to Lazard Group, under the administrative services agreement generally were to be provided until December 31, 2008, and were subject to automatic annual renewal, unless either party gives 180 days notice of termination. As of December 31, 2008, neither party has given notice of termination, and the agreement has been automatically renewed for a one year period. LFCM Holdings and Lazard Group have a right to terminate the services earlier if there is a change of control of either party or the business alliance provided in the business alliance agreement expires or is terminated. The party receiving a service may also terminate a service earlier upon 180 days’ notice as long as such receiving party pays the service provider an additional 3 months of service fee for the terminated service. The services provided by Lazard Group to LAZ-MD Holdings will generally be provided until December 31, 2014, unless terminated earlier because of a change of control of either party. See Note 19 of Notes to the Consolidated Financial Statements contained in Lazard’s 2008 Annual Report on Form 10-K for a discussion of payments made in 2008 under the administrative services agreement.

In addition, in connection with the various agreements entered into in connection with the CP II MgmtCo Spin-Off, Lazard Group agreed to provide certain specified services to LFCM Holdings (which, in turn, LFCM Holdings may provide to CP II MgmtCo) pursuant to the administrative services agreement and to generally not terminate such specified services until June 30, 2010. See “—Business Alliance Agreement” for a discussion of the CP II MgmtCo Spin-Off.

In the absence of gross negligence or willful misconduct, the party receiving services under the administrative services agreement waives any rights and claims it may have against the service provider in respect of any services provided under the administrative services agreement.

Business Alliance Agreement

Lazard Group and LFCM Holdings entered into a business alliance agreement that provides for the continuation of Lazard Group’s and LFCM Holdings’ business relationships in the areas and on the terms summarized below.

The business alliance agreement provides that Lazard Group will refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition, Lazard Group will provide assistance in the execution of any such referred business. In exchange for this referral obligation and assistance, Lazard Group is entitled to a referral fee from LFCM Holdings equal to approximately half of the revenue obtained by LFCM Holdings in respect of any underwriting or distribution opportunity. In addition, LFCM Holdings will refer opportunities in the Financial Advisory and Asset Management businesses to Lazard Group. In exchange for this referral, LFCM Holdings is entitled to a customary finders’ fee from Lazard Group. In addition, the business alliance agreement further provides that, during the term of the business alliance, Lazard Frères & Co. LLC and LAM Securities will introduce execution and settlement transactions to newly formed broker-dealer entities affiliated with LFCM Holdings. The term of the business alliance expires on May 10, 2010, subject to periodic automatic renewal, unless either party elects to terminate in connection with any such renewal or elects to terminate on account of a change of control of either party. See Note 19 of Notes to the Consolidated Financial Statements contained in Lazard’s 2008 Annual Report on Form 10-K for a discussion of payments made in 2008 under the business alliance agreement.

In addition, the business alliance agreement granted Lazard Group options to acquire the North American and European fund management activities of Lazard Alternative Investments Holdings LLC (“LAI”), the subsidiary of LFCM Holdings that owns and operates LFCM Holdings’ alternative investment activities. The option is currently exercisable at any time prior to May 10, 2014 for a total price of $4.5 million. The option may be exercised by Lazard Group in two parts, consisting of a $2.5 million option to purchase the North American fund management activities and a $2 million option to purchase the European fund management activities. The option price for the North American fund management activities reflects a reduction of $1.5 million due to the payment of a like amount to LFCM Holdings in February 2008 in connection with the initial public offering of Sapphire Industrials Corp., a newly-organized special purpose acquisition company formed by a subsidiary of Lazard Group and a reduction of $4 million due to the payment of a like amount in February 2009 to LFCM Holdings in connection with the CP II MgmtCo Spin-Off and the amendments to the business alliance agreement described below. In addition to the option price reduction, the $1.5 million payment was made in exchange for an agreement by LFCM Holdings not to assert certain claims that it may believe that it had under the business alliance agreement following the initial public offering of Sapphire. LAI’s fund management activities initially consisted of fund management and general partner entities that were transferred to LFCM Holdings in connection with the separation. The business alliance agreement provides that, prior to the expiration, termination or exercise of the options, Lazard Group has certain governance rights with respect to LAI, and LFCM Holdings is required to support the business of LAI. Lazard Group may agree to new capital commitments and other obligations with respect to newly formed funds in its sole discretion. Lazard Group may be entitled to receive from LFCM Holdings all or a portion of payments from the incentive fees attributable to newly established LAI funds less compensation payable to investment professionals who manage these funds. In addition, Lazard Group is obligated to abide by obligations that existed as of the date of the separation and recapitalization with respect to funds existing as of such date and, other than with respect to the private equity operations retained by Lazard Group in the separation, Lazard Group will not compete with the fund management business of LAI until the expiration, termination or exercise of the options. In February 2009, pursuant to agreements entered into by us, a subsidiary of LAI (“LAI North America”), LFCM Holdings and the investment professionals who manage Corporate Partners II Limited (“CP II”), equity ownership of the management company of CP II (“CP II

MgmtCo”) was transferred from LAI North America to the investment professionals who manage CP II (the “CP II MgmtCo Spin-Off”). In connection with the CP II MgmtCo Spin-Off, Lazard Group made a $4 million cash payment to LFCM Holdings. In consideration for this payment, the business alliance agreement was amended to remove any restriction on Lazard Group engaging in private equity businesses in North America and to reduce the price of our option to acquire the fund management activities of LAI in North America from $6.5 million to $2.5 million. See Note 10 of Notes to the Consolidated Financial Statements contained in Lazard’s 2008 Annual Report on Form 10-K for a further discussion of the CP II MgmtCo Spin-Off.

Pursuant to the business alliance agreement, LFCM Holdings agreed not to compete with any existing Lazard Group businesses until the latest to occur of the termination of the license agreement, the expiration, termination or exercise of the options to purchase the North American merchant banking activities and the European merchant banking activities or the expiration or termination of the business alliance.

Tax Receivable Agreement

In connection with the separation and recapitalization, we entered into a tax receivable agreement with LFCM Holdings on May 10, 2005. The agreement was based on the mutual recognition that the redemption of the Lazard Group membership interests held by the historical partners on May 10, 2005 for cash resulted in, and the exchange from time to time of the LAZ-MD Holdings exchangeable interests for shares of our common stock may result in, an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. Although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the IRS, these increases in tax basis, if sustained, may reduce the amount of tax that our subsidiaries would otherwise be required to pay in the future.

The tax receivable agreement provides for the payment by our subsidiaries to LFCM Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Our subsidiaries expect to benefit from the remaining 15% of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to LFCM Holdings will generally be distributed to the working members, including our named executive officers, in proportion to their goodwill interests underlying the working member interests held by or allocated to such persons immediately prior to the separation.

In order to mitigate the risk to us of an IRS challenge to the tax basis increase, 20% of each payment that would otherwise be made by our subsidiaries will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. In addition, if the IRS successfully challenges the tax basis increase, any subsequent payments our subsidiaries are required to make under the tax receivable agreement will be reduced accordingly. However, under no circumstances will our subsidiaries receive any reimbursements from LFCM Holdings or any of the holders of LFCM Holdings of amounts previously paid by our subsidiaries under the tax receivable agreement. As a result, under certain circumstances, our subsidiaries could make payments to LFCM Holdings under the tax receivable agreement in excess of our subsidiaries’ cash tax savings.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group as a result of the redemption and exchanges and had our subsidiaries not entered into the tax receivable agreement. The term of the tax receivable agreement commenced on May 10, 2005 and will continue until all such tax benefits have been utilized or expired, unless our subsidiaries exercise their right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the allocation of the step-up among the Lazard Group assets, and the amount and timing of our subsidiaries’ income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group, during the 24-year term of the tax receivable agreement, the payments that our subsidiaries may make to LFCM Holdings could be substantial. If the LAZ-MD Holdings exchangeable interests had been effectively exchanged in a taxable transaction for common stock at the close of business on December 31, 2008, the aggregate increase in the tax basis attributable to our subsidiaries’ interest in Lazard Group would have been approximately $3.0 billion (based on the closing price per share of our common stock on the NYSE of $29.74), including the increase in tax basis associated with the redemption and recapitalization. The potential future increase in tax basis will depend on the Lazard common stock price at the time of exchange. The cash savings that our subsidiaries would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including sufficient taxable income to absorb the increase in tax basis, the allocation of the increase in tax basis to foreign or non-amortizable assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets. The tax receivable agreement requires approximately 85% of such cash savings, if any, to be paid to LFCM Holdings. Our ability to achieve benefits from any such increase, and the payments to be made under this agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

There was one payment of approximately $7.0 million made under the tax receivable agreement in 2008.

LAZ-MD Holdings Stockholders’ Agreement

Members of LAZ-MD Holdings, consisting of the current and former working members of Lazard Group, including our managing directors and named executive officers, have entered into a stockholders’ agreement with LAZ-MD Holdings and Lazard Ltd that addresses, among other things, LAZ-MD Holdings’ voting of its share of Class B common stock and registration rights in favor of the shareholders who are party to the agreement. Every working member at the time of the separation and recapitalization was offered the opportunity to become a party to the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement will continue in effect until all LAZ-MD Holdings exchangeable interests have been exchanged for shares of Lazard Ltd’s common stock, and individual members of LAZ-MD Holdings will cease being party to the LAZ-MD Holdings stockholders’ agreement upon full exchange of his or her LAZ-MD Holdings exchangeable interests and underlying Lazard Group interests for Lazard Ltd’s common stock and such common stock is capable of resale generally under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The LAZ-MD Holdings stockholders’ agreement may be terminated on an earlier date by LAZ-MD Holdings members entitled to vote at least 66 2/3% of the aggregate voting power represented by the LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement. The LAZ-MD Holdings stockholders’ agreement generally may be amended at any time by a majority of the aggregate voting power represented by LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement.

On November 6, 2006, Lazard Group delivered to LAZ-MD Holdings an acknowledgement letter (the “acknowledgement letter”) modifying the terms of the retention agreements of persons party to the amended and restated LAZ-MD stockholders’ agreement who were at that time current managing directors. The modifications include Lazard Group’s agreement that, in the event that any such person shall become entitled to exchangeability immediately following the third anniversary of the initial equity public offering, or May 10, 2008, of his or her LAZ-MD Holdings exchangeable interests, that person will not forfeit the right to early exchangeability with respect to the first tranche of his or her LAZ-MD Holdings exchangeable interests if he or she breaches the restrictive covenants (i.e., non-compete and non-solicitation provisions) in the retention agreement of such individual (although shares in the second and third tranches that would otherwise become exchangeable would not be exchangeable until the eighth anniversary of our equity public offering (May 10, 2013) in such an instance). The terms of the acknowledgement letter were approved by our Board of Directors.

Registration Rights. On November 6, 2006, the LAZ-MD Holdings stockholders’ agreement was amended and restated. The amended and restated stockholders’ agreement modified in certain respects the terms of the registration rights granted to holders of the LAZ-MD Holdings exchangeable interests who are party to that agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that the holders of shares of Lazard Ltd’s common stock already issued or to be issued upon exchange of the LAZ-MD Holdings exchangeable interests or the Lazard Group common membership interests currently held by LAZ-MD Holdings will be granted registration rights. These shares we refer to as “registrable securities,” and the holders of these registrable securities we refer to as “holders.” The holders are third-party beneficiaries for that purpose under the amended and restated LAZ-MD Holdings stockholders’ agreement, meaning that they will have the right to request LAZ-MD Holdings to compel Lazard Ltd to honor those obligations under the amended and restated LAZ-MD Holdings stockholders’ agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that, after exchange for shares of Lazard Ltd’s common stock, each holder is entitled to unlimited “piggyback” registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by Lazard Ltd, subject to certain limitations. Holders also have “demand” registration rights, meaning that, subject to certain limitations, after exchange for shares of Lazard Ltd’s common stock, they may require us to register the registrable securities held by them, provided that the minimum number of registrable securities necessary to effect a “demand” registration is the lesser of (1) the number of shares having a market value in excess of $50 million at such time (or $20 million after the ninth anniversary of our equity public offering (May 10, 2014)) or (2) 2,000,000 shares of our common stock. Lazard Ltd will pay the costs associated with all such registrations. Moreover, Lazard Ltd also will use its reasonable best efforts to file and make effective a registration statement on the third through the ninth anniversaries of the separation and recapitalization, in order to register registrable securities that were issued on those anniversaries or otherwise subject to continuing volume or transfer restrictions under Rule 144 of the Securities Act upon the exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests, provided that the amount of registrable securities subject to such registration constitutes at least $50 million of shares of Lazard Ltd’s outstanding common stock.

Shares of Lazard Ltd’s common stock will cease to be registrable securities upon the consummation of any sale of such shares pursuant to an effective registration statement or under Rule 144 of the Securities Act or when they become eligible for sale under Rule 144 of the Securities Act. However, any holder who has shares that would have been registrable securities but for their eligibility for sale under Rule 144 and who holds, in the aggregate, an amount of registrable securities with a market value in excess of $25 million of Lazard Ltd’s outstanding common stock will be entitled to continued demand, annual registration and piggyback registration rights as described above.

Any amendments to the registration rights provisions of the amended and restated stockholders’ agreement shall require the affirmative approval of holders holding two-thirds of the shares of Lazard Ltd common stock covered under the amended and restated stockholders’ agreement in addition to the consent of Lazard Ltd and LAZ-MD Holdings, and any amendment that materially and adversely impacts the rights of any holder under the amended and restated stockholders’ agreement will also require the consent of such holder or it will not apply to such person unless such amendment applies to and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Each holder of registrable securities party to the amended and restated stockholders’ agreement may enforce his or her registration rights directly against Lazard Ltd, although LAZ-MD Holdings may elect to assume, seek and conduct the enforcement of any claims itself on behalf of such holder.

We expect that substantially all of Lazard Ltd’s common stock to be issued upon exchange of the LAZ-MD Holdings exchangeable interests will have the foregoing registration rights.

Voting Rights. Prior to any vote of the shareholders of Lazard Ltd, the LAZ-MD Holdings stockholders’ agreement requires a separate, preliminary vote of the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement (either by a meeting or by proxy or written instruction of the members of LAZ-MD Holdings) on each matter upon which a vote of the shareholders is proposed to be taken. Pursuant to the LAZ-MD Holdings stockholders’ agreement, members of LAZ-MD Holdings holding LAZ-MD exchangeable interests who are party to that agreement are individually entitled to direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. For example, if a current or former working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of Lazard Ltd’s common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. However, the LAZ-MD Holdings Board of Directors has the ability to vote the voting interest represented by the Class B common stock in its discretion if the LAZ-MD Holdings Board of Directors determines that it is in the best interests of LAZ-MD Holdings.

The votes under the Class B common stock that are associated with any current or former working member who does not direct LAZ-MD Holdings how to vote on a particular matter will be abstained from voting. The terms of the LAZ-MD Holdings stockholders’ agreement with respect to voting continue to apply to any party to the LAZ-MD Holdings stockholders’ agreement who receives Lazard Group common membership interests upon exchange of his or her LAZ-MD Holdings exchangeable interests, until such time as that holder exchanges all of his or her Lazard Group common membership interests for shares of Lazard Ltd’s common stock.

Certain Relationships with Our Directors, Executive Officers and Employees

Mr. Dominique Ferrero, a member of our Board of Directors, is the Chief Executive Officer of Natixis. In April 2004, Lazard Group and Natixis (as the successor to IXIS Corporate & Investment Bank) entered into a cooperation arrangement to place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Natixis” (formerly “Lazard-Ixis”), and cooperate in their respective origination, syndication and placement activities. This cooperation covers French listed companies exceeding a market capitalization of €500 million. On March 15, 2005, Lazard Group and Natixis expanded this arrangement into an exclusive arrangement within France. The cooperation arrangement also provides for an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France. It also added an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to Natixis for services relating to corporate banking, lending, securitizations and derivatives within France and from Natixis to Lazard Group for mergers and acquisitions advisory services within France. This expanded cooperation arrangement was set to expire during the third quarter of 2008, however, the arrangement continues to be applied in accordance with its general terms pending the outcome of the currently ongoing discussions regarding its formal extension. In 2008, the cooperation arrangement generated $16.2 million of gross revenue for Lazard.

Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm in which Lazard does not hold any economic interest and at which Ellis Jones, who serves on our Board of Directors, serves as Chief Executive Officer. Wasserstein & Co., LP focuses primarily on leveraged buyout investments, venture capital investments and related investment activities, and manages capital on behalf of its institutional and individual investors, including public and corporate pension funds, foreign governmental entities, endowments and foundations and high-net worth individuals. Wasserstein & Co., LP also manages capital from its partners and officers. In addition, Wasserstein Holdings, LLC has various other business interests.

The Wasserstein funds may engage in activities that are similar to those in which we and our affiliates are engaged. If Mr. Wasserstein desires to make available any corporate opportunity of ours or our affiliates that arises from a relationship of ours or any of our affiliates (other than any relationship of Mr. Wasserstein existing on November 15, 2001), those opportunities can only be referred to the Wasserstein funds if Mr. Wasserstein first obtains the written consent of our Nominating & Governance Committee.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Steven J. Heyer, Sylvia Jay and Michael J. Turner. Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm in which Lazard does not hold any economic interest and at which Ellis Jones, who serves on our Board of Directors, serves as Chief Executive Officer. See “Certain Relationships with our Directors, Executive Officers and Employees” above.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of Lazard’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for Lazard’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm (“independent auditors”) is responsible for conducting annual audits and quarterly reviews of Lazard’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on management’s annual assessment of internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2008 with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered whether the provision of other non-audit services by the independent auditors to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditors the auditors’ independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of Lazard’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in Lazard’s Annual Report on Form 10-K for the year ended December 31, 2008 to be filed with the Securities and Exchange Commission.

Dated as of February 23, 2009

Audit Committee

Ronald Doerfler (Chair), Philip A. Laskawy and Hal S. Scott

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2009 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for fiscal 2009 and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2008. In addition to this appointment, shareholders are requested to authorize the Board of Directors of the Company, acting by the Audit Committee of the Company, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2009. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions. The affirmative vote of a majority of the combined voting power of all of the shares of Lazard common stock present or represented and entitled to vote at the annual general meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP. The Board recommends you vote FOR this proposal. If a majority of the votes cast on this matter are not cast in favor of the appointment of Deloitte & Touche LLP, the Board of Directors of the Company, in its discretion may select another independent auditor as soon as possible.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2008 and 2007, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2008	2007
Audit Fees for the audit of Lazard’s annual financial statements, the audit of the effectiveness of Lazard’s controls over financial reporting and reviews of the financial statements included in Lazard’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$6,310	$5,587

Audit-Related Fees, including fees for audits of employee benefit plans, computer and control related audit services, agreed-upon procedures, merger and acquisition assistance and other accounting research services	$829	$673

Tax Fees for tax consulting and compliance services not related to the audit	$1,095	$973

All Other Fees	$30	$213

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to Lazard and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. At least twice a year, the Audit Committee is presented with a report showing amounts billed by the independent auditor compared to the budget approvals for each of the categories of permitted services. The Audit Committee reviews the suitability of the pre-approval policy at least annually.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE

2010 ANNUAL GENERAL MEETING

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of Lazard not later than November 19, 2009.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Lazard’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Lazard no later than the close of business on January 28, 2010, and not earlier than December 29, 2009. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Annex A

LAZARD LTD

STANDARDS OF DIRECTOR INDEPENDENCE

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director was (but no longer is) a (a) partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

A-1

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

A-2

       The Board of Directors Recommends a vote “FOR” the listed nominees and Item 2.

Item 1. Election of Directors

    For All  ☐         Withhold All  ☐         For All Except   ☐

Nominees: 01) Steven J. Heyer, 02) Sylvia Jay, 03) Vernon E. Jordan, Jr.

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

            ____________________________________________

Item 2.

Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009 and authorization of Lazard Ltd’s Board of Directors, acting by the Audit Committee, to set their remuneration.

	For ☐	Against ☐	Abstain ☐

Please indicate if you plan to attend the 2009 annual general meeting.	YES	☐	NO	☐

Mark Here for Address Change or Comments ☐ SEE REVERSE

Signature	Signature	Date

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Proxies submitted by telephone or internet must be received by 11:59 P.M. Eastern Daylight Time,

the day before the meeting date.

VOTE BY INTERNET http://www.eproxy.com/laz Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

PROXY	PROXY

Lazard Ltd

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Bruce Wasserstein, Steven J. Golub and Scott D. Hoffman proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on Tuesday, April 28, 2009 at 8:30 a.m. Eastern Daylight Time (9:30 a.m. Bermuda time), in the Tucker’s Point Hotel, 60 Tucker’s Point Drive, Harrington Sound, Bermuda and at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. IN THEIR DISCRETION THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

BNYMELLON SHAREOWNER SERVICES
PROXY PROCESSING
PO BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

Address Change / Comments (Mark the corresponding box on the reverse side)